                                                                   Exhibit 10.59

                                                           EXECUTION COUNTERPART

                           REVOLVING CREDIT AGREEMENT,

                           DATED AS OF MARCH 29, 2007,

                       INTERNATIONAL TRANSMISSION COMPANY
                   MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC
                                AS THE BORROWERS,

                    VARIOUS FINANCIAL INSTITUTIONS AND OTHER
                    PERSONS FROM TIME TO TIME PARTIES HERETO,
                                 AS THE LENDERS,

                           JPMORGAN CHASE BANK, N.A.,
                           AS THE ADMINISTRATIVE AGENT

                          J.P. MORGAN SECURITIES INC.,
                    AS SOLE LEAD ARRANGER AND SOLE BOOKRUNNER

                                  COMERICA BANK
                      CREDIT SUISSE, CAYMAN ISLANDS BRANCH
                            LEHMAN BROTHERS BANK, FSB
                            AS CO-SYNDICATION AGENTS

ARTICLE 1 DEFINITIONS ....................................................    1
   1.1   Defined Terms ...................................................    1
   1.2   Accounting terms; GAAP ..........................................   14

ARTICLE 2 AMOUNT AND TERMS OF CREDIT .....................................   15
   2.1   Commitments .....................................................   15
   2.2   Minimum Amount of Each Borrowing; Maximum Number of Borrowings ..   15
   2.3   Notice of Borrowing .............................................   15
   2.4   Disbursement of Funds ...........................................   16
   2.5   Repayment of Loans; Evidence of Debt ............................   17
   2.6   Changes in Type of Revolving Credit Loan ........................   18
   2.7   Pro Rata Borrowings .............................................   19
   2.8   Interest and Fees ...............................................   19
   2.9   Interest Periods ................................................   20
   2.10  Increased Costs, Illegality, etc. ...............................   21
   2.11  Compensation ....................................................   23
   2.12  Change of Lending Office ........................................   23
   2.13  Notice of Certain Costs .........................................   24
   2.14  Extension of Commitment Termination Date ........................   24

ARTICLE 3 LETTERS OF CREDIT ..............................................   25
   3.1   Generally .......................................................   25
   3.2   Letter of Credit Requests and Information to Administrative
            Agent ........................................................   26
   3.3   Letter of Credit Participations .................................   26
   3.4   Agreement to Repay Letter of Credit Drawings ....................   28
   3.5   Increased Costs .................................................   29
   3.6   Successor Letter of Credit Issuer ...............................   30

ARTICLE 4 FEES; COMMITMENTS ..............................................   31
   4.1   Fees ............................................................   31
   4.2   Voluntary Reduction of Revolving Credit Commitments .............   32
   4.3   Commitment Increases ............................................   32
   4.4   Mandatory Termination of Commitments ............................   34

ARTICLE 5 PAYMENTS .......................................................   34
   5.1   Prepayments .....................................................   34
   5.2   Method and Place of Payment .....................................   35

   5.3   Net Payments ....................................................   36
   5.4   Computations of Interest and Fees ...............................   38

ARTICLE 6 CONDITIONS PRECEDENT ...........................................   39
   6.1   Conditions Precedent to Initial Credit Event ....................   39
   6.2   Conditions Precedent to All Credit Events .......................   40
   6.3   Conditions Precedent to the Reserved METC Amount ................   41

ARTICLE 7 REPRESENTATIONS AND WARRANTIES .................................   41
   7.1   Organizational Status ...........................................   41
   7.2   Capacity, Power and Authority ...................................   41
   7.3   No Violation ....................................................   41
   7.4   Litigation ......................................................   42
   7.5   Governmental Approvals ..........................................   42
   7.6   True and Complete Disclosure ....................................   42
   7.7   Financial Condition; Financial Statements .......................   42
   7.8   Tax Returns and Payments ........................................   43
   7.9   Environmental Matters ...........................................   43
   7.10  Properties ......................................................   43
   7.11  Pension and Welfare Plans .......................................   44
   7.12  Regulations U and X .............................................   44
   7.13  Investment Company Act ..........................................   44
   7.14  No Material Adverse Change ......................................   44
   7.15  Deemed Repetition of Representations and Warranties .............   44

ARTICLE 8 AFFIRMATIVE COVENANTS ..........................................   45
   8.1   Information Covenants ...........................................   45
   8.2   Books, Record and Inspections ...................................   47
   8.3   Maintenance of Insurance ........................................   47
   8.4   Payment of Taxes ................................................   48
   8.5   Organizational Existence ........................................   48
   8.6   Compliance with Statutes, Obligations, etc. .....................   48
   8.7   Good Repair .....................................................   48
   8.8   Transactions with Affiliates ....................................   48
   8.9   End of Fiscal Years; Fiscal Quarters ............................   49
   8.10  Use of Proceeds .................................................   49

   8.11  Changes in Business .............................................   49

ARTICLE 9 NEGATIVE COVENANTS .............................................   49
   9.1   Limitation on Liens .............................................   49
   9.2   Limitation on Fundamental Changes ...............................   50
   9.3   Limitation on Dividends .........................................   51
   9.4   Debt to Capitalization Ratio ....................................   51
   9.5   Limitation on Sale-Lease Back Transactions ......................   52

ARTICLE 10 EVENTS OF DEFAULT .............................................   52
   10.1  Payments ........................................................   52
   10.2  Representations, etc. ...........................................   52
   10.3  Covenants .......................................................   52
   10.4  Default Under Other Agreements ..................................   53
   10.5  Bankruptcy, etc. ................................................   53
   10.6  Judgments .......................................................   54
   10.7  Change of Ownership .............................................   54
   10.8  Pension Plans ...................................................   54
   10.9  Remedies ........................................................   54
   10.10 Remedies Cumulative .............................................   55

ARTICLE 11 THE ADMINISTRATIVE AGENT ......................................   55

ARTICLE 12 MISCELLANEOUS .................................................   57
   12.1  Amendments and Waivers ..........................................   57
   12.2  Notices .........................................................   58
   12.3  No Waiver; Cumulative Remedies ..................................   60
   12.4  Survival of Representations and Warranties ......................   60
   12.5  Payment of Expenses and Taxes ...................................   60
   12.6  Successors and Assigns; Participations and Assignments ..........   62
   12.7  Replacements of Lenders under Certain Circumstances .............   64
   12.8  Adjustments; Set-off ............................................   65
   12.9  Marshalling; Payments Set Aside .................................   67
   12.10 Counterparts ....................................................   67
   12.11 Severability ....................................................   67
   12.12 Integration .....................................................   67
   12.13 Governing Law ...................................................   67

   12.14 Submission to Jurisdiction; Waivers .............................   68
   12.15 Acknowledgements ................................................   68
   12.16 Waivers of Jury Trial ...........................................   68
   12.17 Confidentiality .................................................   69
   12.18 Treatment of Revolving Credit Loans .............................   69

SCHEDULES:

   Schedule I   Commitments
   Schedule II  Environmental Matters
   Schedule III Pension and Welfare Matters
   Schedule IV  Outstanding Liens on Closing Date

EXHIBITS:

   Exhibit A Form of Notice of Borrowing
   Exhibit B Form of Notice of Continuation
   Exhibit C Form of Closing Certificate
   Exhibit D Form of New Lender Supplement
   Exhibit E Form of Commitment Increase Supplement
   Exhibit F Form of Compliance Certificate
   Exhibit G Form of Letter of Credit Request

     REVOLVING CREDIT AGREEMENT, dated as of March 29, 2007, among INTERNATIONAL TRANSMISSION COMPANY, a Michigan corporation ("ITC"), MICHIGAN ELECTRIC TRANSMISSION COMPANY, LLC, a Michigan limited liability company ("METC"), various financial institutions and other Persons from time to time parties hereto as lenders (each a "LENDER" and, collectively, the "LENDERS") and JPMORGAN CHASE BANK, N.A. ("JPMCB"), as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT").

     ITC and METC have requested that the Lenders make senior loans to them in an aggregate principal amount not exceeding $140,000,000 (subject to increase to $190,000,000 as provided herein) at any one time outstanding. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

                                    ARTICLE 1
                                  DEFINITIONS

     As used herein, the following terms shall have the meanings specified in this Article 1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

     1.1 DEFINED TERMS.

     "ABR" shall mean, for any day, a rate per annum equal to the greater of (a) the rate of interest (however designated) established by the Administrative Agent as its prime rate in effect at its principal office in New York, New York and (b) the Federal Funds Effective Rate in effect on such day plus 0.5%. Any change in the ABR due to a change in any of the foregoing rates shall be effective as of the opening of business on the effective date of such change in such rate.

     "ABR LOAN" shall mean each Loan bearing interest at the rate provided in
Section 2.8(a).

     "ADMINISTRATIVE AGENT" shall have the meaning provided in the preamble to this Agreement and shall include such other financial institution as may be appointed as the successor administrative agent in the manner and to the extent described in Section 11.9.

     "ADMINISTRATIVE QUESTIONNAIRE" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     "AFFILIATE" shall mean, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, and (b) any other Person in which such Person directly or indirectly through Subsidiaries has a 10% or greater equity interest. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Voting Stock having ordinary voting power for the election of directors (or the equivalent) of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of Capital Stock, by contract or otherwise.

     "AGREEMENT" shall mean this Revolving Credit Agreement, as the same may be amended, modified, supplemented, restated or replaced from time to time.

     "APPLICABLE ADDITIONAL INTEREST RATE" for the purpose of Sections 2.8(d) and 4.1(b) shall have the meaning given to that term in the definition of "Applicable Margin".

     "APPLICABLE MARGIN", "APPLICABLE ADDITIONAL INTEREST RATE", "COMMITMENT FEE RATE" and "TICKING FEE RATE" shall mean, with respect to either Borrower, for any day, the applicable rate per annum set forth below under the caption "Applicable Margin", "Applicable Additional Interest Rate", "Commitment Fee Rate/Ticking Fee Rate", respectively, based upon the ratings by Moody's and S&P, respectively, applicable on such date to such Borrower's non-credit-enhanced long term senior unsecured debt:

                                  Applicable
                                  Additional
                   Applicable      Interest
                     Margin          Rate        Commitment
                  ---------------------------        Fee
Borrower's Debt   LIBOR    ABR   LIBOR    ABR   Rate/Ticking
    Rating:        Loan   Loan    Loan   Loan     Fee Rate
---------------   -----   ----   -----   ----   ------------
   Category 1      0.20%   0%    0.05%      0%      0.05%
A+/A1 or higher

   Category 2      0.25%   0%    0.05%      0%      0.06%
      A/A2

   Category 3      0.30%   0%    0.05%      0%      0.07%
     A-/A3

   Category 4      0.35%   0%    0.05%      0%      0.08%
   BBB+/Baa1

   Category 5      0.45%   0%    0.05%      0%      0.10%
    BBB/Baa2

   Category 6      0.625%  0%    0.10%      0%     0.125%
   BBB-/Baa3

   Category 7      0.75%   0%    0.10%      0%     0.175%
    BB+/Ba1

   Category 8      1.00%   0%    0.10%   0.10%      0.20%
BB/Ba2 or lower

     For purposes of this definition, (i) if no non-credit-enhanced long term senior unsecured debt rating is available, the Applicable Margin, the Applicable Additional Interest Rate, the Commitment Fee Rate and the Ticking Fee Rate shall be determined by reference to the Category next below the relevant Borrower's long term senior secured debt rating, (ii) if the ratings established by Moody's and S&P shall fall within different Categories, the Applicable Margin, the Applicable Additional Interest Rate, the Commitment Fee Rate and the Ticking Fee Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Margin, the Applicable Additional Interest Rate, the Commitment Fee Rate and the Ticking Fee Rate shall be determined by reference to the Category next below the higher of the two Categories, (iii) if only one rating is available from either Moody's or S&P, then such rating shall be used to determine the applicable Category, (iv) if neither Moody's nor S&P shall have in effect a rating for the relevant Borrower's non-credit-enhanced long term senior unsecured debt and no rating for such Borrower's long term senior secured debt, then Category 8 above shall apply to the relevant Borrower, and (v) if the ratings established or deemed to have been established by Moody's and S&P shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Margin, Applicable Additional Interest Rate, the Commitment Fee Rate and the Ticking Fee Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, each Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Margin, the Applicable Additional Interest Rate, the Commitment Fee Rate and the Ticking Fee Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     "APPROVED FUND" shall mean any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

     "ARRANGER" shall mean J.P. Morgan Securities Inc.

     "ASSIGNEE" shall have the meaning provided in Section 12.6(a)(ii).

     "ASSIGNMENT AND ACCEPTANCE" shall mean the assignment and acceptance agreement delivered by each Assignee pursuant to Section 12.6(a)(ii).

     "ASSIGNMENT EFFECTIVE DATE" shall have the meaning provided in 12.6(a)(ii).

     "ATTRIBUTABLE VALUE" means, with respect to any Sale and Leaseback Transaction, as of the time of determination, the lesser of (i) the sale price of the property or assets so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the rate of interest specified by the terms of such lease) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such Sale and Leaseback Transaction.

     "AUTHORIZED OFFICER" shall mean, with respect to either Borrower, the Chief Executive Officer, the President, any Executive Vice-President, any Senior Executive Vice President, any Senior Vice-President, the Chief Financial Officer, the Treasurer or General Counsel of such

Borrower or any other senior officer of such Borrower designated as such in writing to the Administrative Agent by such Borrower.

     "AVAILABLE REVOLVING CREDIT COMMITMENT" shall mean, with respect to any Lender, an amount equal to the excess, if any, of (a) the amount of such Lender's Revolving Credit Commitment under either Availability Limit over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans of such Lender then outstanding under such Availability Limit and (ii) that portion of such Lender's Letter of Credit Exposure under such Availability Limit.

     "AVAILABILITY LIMIT" shall mean the ITC Availability Limit or the METC Availability Limit, as applicable.

     "BANKRUPTCY CODE" shall have the meaning provided in Section 10.5.

     "BORROWERS" shall mean ITC and METC.

     "BORROWING" shall mean the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions or continuations on a given date), by a particular Borrower and having, in the case of LIBOR Loans, the same LIBOR Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

     "BUSINESS" shall have the meaning provided in Section 8.11.

     "BUSINESS DAY" shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day that shall be in the City of New York a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close, and
(b) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day that is a Business Day described in clause (a) excluding any day that shall be in the City of London a legal holiday or a day on which banking institutions are authorized or required by law or other governmental actions to close.

     "CAPITAL LEASE", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a finance lease obligation on the balance sheet of that Person.

     "CAPITAL STOCK" shall mean common shares, preferred shares or other equivalent equity interests (howsoever designated) of capital stock of a corporation, equity preferred or common interests or membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

     "CAPITALIZED LEASE OBLIGATIONS" shall mean, as applied to any Person, all obligations under Capital Leases of such Person and its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

     "CHANGE OF OWNERSHIP" shall mean and be deemed to have occurred if (i) any person or group (within the meaning of the Securities and Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder) shall become, directly or indirectly, the beneficial owner of capital stock representing more than 35% of the ordinary voting power represented by the issued and outstanding Voting Stock of Holdco; and/or (ii) (A) with respect to ITC, Holdco ceases to own, directly or indirectly, 100% of the Voting Stock of ITC, and (B) with respect to METC, Holdco ceases to own, directly or indirectly, 100% of the Voting Stock of METC; and/or (iii) a majority of the incumbent directors of Holdco cease to be persons who were either (x) directors of Holdco on the Closing Date or (y) new directors (such persons being called herein "New Members") appointed or nominated for election by one or more persons who were members of the board of directors of Holdco on the Closing Date or who were appointed or nominated by one or more such New Members whether or not they were members on the Closing Date.

     "CLOSING DATE" shall mean March 29, 2007.

     "CODE" shall mean the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.

     "COMMITMENT FEE RATE" shall have the meaning given to that term in the definition of "Applicable Margin".

     "COMMITMENT INCREASE SUPPLEMENT" shall have the meaning provided for in
Section 3.3(d).

     "COMPLIANCE CERTIFICATE" shall have the meaning provided in Section 8.1(c).

     "CONFIDENTIAL INFORMATION" shall have the meaning provided in Section
12.17.

     "CONTROL", "CONTROLS" and "CONTROLLED", when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of Voting Stock, by contract or otherwise.

     "CONTROLLED GROUP" shall mean all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with either Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "CREDIT EVENT" shall mean and include the making (but not the conversion or continuation) of a Revolving Credit Loan and the issuance, extension or increase of a Letter of Credit.

     "DEBT TO CAPITALIZATION RATIO" shall mean, with respect to either Borrower, as of any date of determination, the ratio of (a) Total Debt for such Borrower for the relevant Test Period to (b) Total Capitalization for such Borrower for such Test Period.

     "DEFAULT" shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

     "DEFAULTING LENDER" shall mean any Lender with respect to which a Lender Default is in effect.

     "DOLLARS" and "$" shall mean lawful currency of the United States.

     "ENVIRONMENTAL CLAIMS" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance, investigations (other than internal reports prepared by either Borrower or any Subsidiary of either Borrower (a) in the ordinary course of such Person's business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, "CLAIMS"), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety (with respect to Hazardous Materials or conditions in the environment) or the environment.

     "ENVIRONMENTAL LAW" shall mean any applicable federal, provincial, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety (with respect to Hazardous Materials or conditions in the environment) or Hazardous Materials.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

     "EVENT OF DEFAULT" shall have the meaning provided in Article 10.

     "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

     "FEES" shall mean all amounts payable pursuant to, or referred to in,
Section 4.1.

     "FERC" means the United States Federal Energy Regulatory Commission.

     "FINAL RATE CASE DETERMINATION DATE" means in regard to the proceeding in FERC Docket No. ER06-56 to establish METC's revenue requirement and transmission service rates for the METC Pricing Zone under the Midwest Independent System Operator, Inc., ("Midwest ISO") Transmission and Energy Markets Tariff, the earlier of (a) FERC's acceptance or approval of the rates sought by METC pursuant to an order that does not suspend or make subject to refund such rates sought by METC; (b) FERC's acceptance or approval without modification or condition of a settlement agreement that resolves all issues in the proceeding in Docket No. ER06-56; or (c) the issuance of a final order by FERC with respect to such requested rates for which the period for rehearing has expired or the disposition of any appeals of such order has been completed.

     "FINANCE PARTIES" shall mean the Administrative Agent and the Lenders.

     "F.R.S. BOARD" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

     "GOVERNMENTAL AUTHORITY" shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GUARANTEE OBLIGATIONS" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that, the term "Guarantee Obligations" shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or, if the Guarantee Obligation is expressly limited to a specified amount, such specified amount.

     "HAZARDOUS MATERIAL" shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous waste", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "toxic substances", "toxic pollutants", "contaminants", or "pollutants", or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

     "HOSTILE TAKE-OVER BID" shall mean an offer to purchase a controlling interest in any Person by a Borrower or any of its Subsidiaries or in which a Borrower or any of its Subsidiaries is involved, in respect of which the board of directors (or equivalent governing body for such entity) of the target entity has recommended against acceptance of such offer to the target entity's shareholders or equity holders or which is similarly opposed or contested.

     "HOLDCO" means ITC Holdings Corp., a Michigan corporation.

     "INCLUDING" and "INCLUDE" shall mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "INDEBTEDNESS" of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be classified as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder,
(d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed,
(e) all Capitalized Lease Obligations of such Person, (f) all existing payment obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements, (g) all existing payment obligations of such Person under commodity future contracts and other similar agreements and (h) without duplication, all Guarantee Obligations of such Person; provided that, Indebtedness shall not include current payables and accrued expenses, in each case arising in the ordinary course of business.

     "ITC" shall have the meaning provided in the recitals to this Agreement.

     "ITC AVAILABILITY LIMIT" means, subject to Section 4.3, the portion of the Revolving Credit Commitments available to ITC and equal to $80,000,000.

     "ITC FIRST MORTGAGE INDENTURE" shall mean the First Mortgage and Deed of Trust, dated as of July 15, 2003, between ITC and BNY Midwest Trust Company, as trustee thereunder, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

     "ITC REVOLVING CREDIT AGREEMENT" shall mean the Revolving Credit Agreement, dated as of July 16, 2003 (as amended, supplemented or otherwise modified from time to time), among ITC, various financial institutions and other Persons from time to time parties thereto as lenders and Canadian Imperial Bank of Commerce, as administrative agent.

     "L/C MATURITY DATE" shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

     "L/C PARTICIPANT" shall have the meaning provided in Section 3.3(a).

     "L/C PARTICIPATION" shall have the meaning provided in Section 3.3(a).

     "LENDER" and "LENDERS" shall have the respective meanings provided in the preamble to this Agreement.

     "LENDER DEFAULT" shall mean a Lender having notified the Administrative Agent and/or the Borrowers that it does not intend to comply with the obligations under Section 2.1(a) as a result of the control of such Lender being assumed by any regulatory authority or the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

     "LETTER OF CREDIT" shall mean each standby letter of credit issued pursuant to Section 3.1.

     "LETTER OF CREDIT EXPOSURE" shall mean, with respect to any Lender, the sum of (a) the amount of any Unpaid Drawings on Letters of Credit in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) and (b) such Lender's Revolving Credit Commitment Percentage of the Letter of Credit Outstanding (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

     "LETTER OF CREDIT FEE" shall have the meaning provided in Section 4.1(b).

     "LETTER OF CREDIT ISSUER" shall mean JPMCB, any of its Affiliates or any successor thereto pursuant to Section 3.6.

     "LETTER OF CREDIT OUTSTANDING" shall mean, at any time, the sum, without duplication, of (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

     "LETTER OF CREDIT REQUEST" shall have the meaning provided in Section 3.2.

     "LIBOR" shall mean, with respect to each LIBOR Period for each LIBOR Loan, a rate per annum, expressed on the basis of a 360 day year, equal to the annual interest rate for deposits of Dollars for a maturity most nearly comparable to such LIBOR Period which appears on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period; provided that if such Service is not available on such day, then the interest rate at which the Administrative Agent is offered deposits of Dollars by leading banks in the London interbank market as of 11:00 a.m. (London time) on the second Business Day prior to the commencement of such LIBOR Period, for delivery on the first day of such LIBOR Period for the number of days comprised in such LIBOR Period and in an amount comparable to the amount of such LIBOR Loan.

     "LIBOR LOAN" shall mean each Loan bearing interest at the rate provided in
Section 2.8(b).

     "LIBOR PERIOD" shall mean, with respect to a LIBOR Loan, the interest period selected by the relevant Borrower for such LIBOR Loan in accordance with
Section 2.9.

     "LIEN" shall mean any mortgage, pledge, security interest, hypothecation, assignment by way of security, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

     "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Borrower, a circumstance or condition affecting the business, assets, operations, properties or financial condition of such Borrower and its Subsidiaries taken as a whole that would materially adversely affect the ability of such Borrower to perform its obligations under this Agreement.

     "METC" shall have the meaning provided in the recitals to this Agreement.

     "METC ADDITIONAL CONDITIONS DATE" shall have the meaning provided in
Section 4.1(a).

     "METC AVAILABILITY LIMIT" means, subject to Section 3.3, the portion of the Revolving Credit Commitments available to METC and equal to $60,000,000; provided that the aggregate amount of the Revolving Credit Exposure of all of the Lenders to METC may not exceed $35,000,000 until such time as the conditions precedent to the availability of the Reserved METC Amount set forth in Section
6.3 have been satisfied.

     "METC CREDIT AGREEMENT" shall mean the $35,000,000 Credit Agreement, dated as of December 10, 2003 (as amended, supplemented or otherwise modified from time to time), among METC, the several lenders from time to time parties thereto, Comerica Bank, as syndication agent and JPMCB, as administrative agent.

     "METC FIRST MORTGAGE INDENTURE" means the First Mortgage Indenture, dated as of December 10, 2003, between METC and JPMorgan Chase Bank, N.A., as Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

     "MINIMUM BORROWING AMOUNT" shall mean $500,000.

     "MOODY'S" shall mean Moody's Investors Service, Inc. or any successor by merger or consolidation to its business.

     "NEW LENDER" shall have the meaning provided in Section 4.3.

     "NEW LENDER SUPPLEMENT" shall have the meaning provided in Section 4.3.

     "NON-U.S. LENDER" shall mean any Lender that is not a "United States person", as defined under Section 7701(a)(30) of the Code.

     "NOTICE OF BORROWING" shall mean a Notice of Borrowing provided pursuant to
Section 2.3(a), substantially in the form of Exhibit A.

     "NOTICE OF CONTINUATION" shall have the meaning provided in Section 2.6(a).

     "ORGANIC DOCUMENT" shall mean, relative to any Person, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person's Capital Stock.

     "PARTICIPANT" shall have the meaning provided in Section 12.6(a)(i).

     "PENSION PLAN" shall mean a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which either Borrower or any corporation, trade or business that is, along with such Borrower, a member of a Controlled Group, is a contributing employer or a sponsor.

     "PERMITTED LIENS" shall mean (a) Liens for taxes, assessments, customs duties or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate provisions have been established in accordance with GAAP; (b) Liens in respect of property or assets of a Borrower or any of its Subsidiaries imposed by law, such as carriers', warehousemen's and or mechanics' Liens, and other similar Liens arising in the ordinary course of business and Liens arising under zoning laws and ordinances and municipal bylaws and regulations, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under
Section 10.6; (d) Liens (other than those arising by Requirement of Law that are not permitted by clause (a) of this definition) incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by a Borrower or any of its Subsidiaries are located;
(f) easements, rights-of-way, restrictive covenants or agreements, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of either Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor's interest under any lease permitted by this Agreement; (h) Liens incurred by the licensing of trademarks by either Borrower or any of its Subsidiaries to others in the ordinary course of business; and (i) leases or subleases granted to others, not interfering in any material respect with the business of either Borrower and its Subsidiaries taken as a whole.

     "PERSON" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

     "REAL ESTATE" shall have the meaning provided in Section 8.1(e).

     "REGISTER" shall have the meaning provided in Section 12.6(c).

     "RELATED PARTIES" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "REQUIRED LENDERS" shall mean, at any date, Lenders having or holding more than 50% of the Total Revolving Credit Commitment at such date (provided that in the case of a Defaulting Lender, for this purpose only, its Revolving Credit Commitment shall be deemed to be equal to the outstanding principal amount of all Revolving Credit Loans of such Defaulting Lender at such date) or, if the Revolving Credit Commitments have terminated, more than 50% of the outstanding principal amount of all Revolving Credit Loans and Letter of Credit Exposure on such date.

     "REQUIREMENT OF LAW" shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, guideline, policy or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject and whether or not having the force of law.

     "RESERVED METC AMOUNT" means $25,000,000.

     "REVOLVING CREDIT COMMITMENT" shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth on Schedule I as such Lender's "Revolving Credit Commitment", (b) in the case of any Lender that becomes a Lender after the date hereof by assignment, the amount specified as such Lender's "Revolving Credit Commitment" in the Assignment and Acceptance contemplated in Section 12.6 pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, and (c) in the case of any Lender that becomes a Lender after the date hereof pursuant to Section 4.3, the amount specified as such Lender's "Revolving Credit Commitment" in the New Lender Supplement in Section 4.3 pursuant to which such Lender assumed a Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof (including pursuant to Sections 2.14, 4.2 and 12.6).

     "REVOLVING CREDIT COMMITMENT PERCENTAGE" shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender's Revolving Credit Commitment by (b) the Total Revolving Credit Commitment; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender's Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (c) such Lender's Revolving Credit Exposure by (d) the aggregate amount of the Revolving Credit Exposures of all the Lenders.

     "REVOLVING CREDIT EXPOSURE" shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender's Letter of Credit Exposure at such time.

     "REVOLVING CREDIT LOAN" shall have the meaning provided in Section 2.1(a).

     "REVOLVING CREDIT MATURITY DATE" shall mean March 29, 2012 (subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.14), or, if earlier, the date on which the Revolving Credit Commitments shall have terminated or shall have been reduced to zero.

     "SALE AND LEASEBACK TRANSACTION" shall have the meaning provided in Section 9.5.

     "S&P" shall mean Standard & Poor's Ratings Services or any successor by merger or consolidation to its business.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

     "STATED AMOUNT" of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

     "SUBSIDIARY" of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock or issued share capital of any class or classes of such corporation shall have or might have voting power by reason of the happening of any, contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest and more than a 50% voting interest at the time and (c) any other corporation, partnership, joint venture or other entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such statements were prepared in accordance with GAAP and (ii) that is controlled (as defined in clause (b) of the definition of such term in the definition of the term "Affiliate") by such Person.

     "SUCCESSOR BORROWER" shall have the meaning provided in Section 9.2(a).

     "TAXES" shall have the meaning provided in Section 5.3(a)(i).

     "TEST PERIOD" shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the relevant Borrower then last ended.

     "TICKING FEE RATE" shall have the meaning given to that term in the definition of "Applicable Margin".

     "TOTAL CAPITALIZATION" shall mean, as of any date of determination, for either Borrower, the sum, without duplication, of (a) Total Debt of such Borrower and (b) the total stockholder's equity of such Borrower as determined in accordance with GAAP; provided that the term "Total Capitalization" shall exclude the non-cash effects of the March 31, 2006 FAS Statement titled "Employers' Accounting for Defined Pension and Postretirement Plans".

     "TOTAL DEBT" shall mean, as of any date of determination, for either Borrower, (a) the sum, without duplication, of (i) all Indebtedness of such Borrower and its Subsidiaries for borrowed money outstanding on such date, (ii) all Capitalized Lease Obligations of such Borrower and its Subsidiaries outstanding on such date and (iii) all Indebtedness of such Borrower and its Subsidiaries of the types described in clauses (b) and (d) of the definition of

Indebtedness (but in the case of clause (d), only to the extent such Indebtedness is assumed by such Borrower or any of its Subsidiaries), all calculated on a consolidated basis in accordance with GAAP and to the extent reflected as Indebtedness on the consolidated balance sheet of such Borrower in accordance with GAAP minus (b) the aggregate amount of cash held by such Borrower and its Subsidiaries as at such date and included in the cash accounts listed on the consolidated balance sheet of such Borrower and its Subsidiaries and deposited with the Administrative Agent to the extent the use thereof for application to payment of Indebtedness of such Borrower and its Subsidiaries is not prohibited by law or any contract to which such Borrower or any of its Subsidiaries is a party (but in each case excluding equity securities that are mandatorily redeemable 91 or more days after the Revolving Credit Maturity Date and that are classified as hybrid securities by Moody's and/or S&P).

     "TOTAL REVOLVING CREDIT COMMITMENT" shall mean the sum of the Revolving Credit Commitments of all the Lenders, which as of the Closing Date was $140,000,000.

     "TRANSACTIONS" shall mean the execution, delivery and performance by each Borrower of this Agreement, the borrowing of the Revolving Credit Loans and the use of the proceeds thereof and requesting the issuance of Letters of Credit hereunder.

     "TRANSFEREE" shall have the meaning provided in Section 12.6(e).

     "TYPE" shall mean as to any Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.

     "UNITED STATES" and "US" shall mean the United States of America.

     "UNPAID DRAWING" shall have the meaning provided in Section 3.4(a).

     "VOTING STOCK" shall mean Capital Stock of a Person which carries voting rights or the right to Control such Person under any circumstances; provided that Capital Stock which carries the right to vote or Control conditionally upon the happening of an event shall not be considered Voting Stock until the occurrence of such event and then only during the continuance of such event.

     "WELFARE PLAN" shall mean a "welfare plan", as such term is defined in
Section 3(1) of ERISA.

     1.2 ACCOUNTING TERMS; GAAP.

     Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

                                    ARTICLE 2
                           AMOUNT AND TERMS OF CREDIT

     2.1 COMMITMENTS.

     (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a "REVOLVING CREDIT LOAN" and, collectively, the "REVOLVING CREDIT LOANS") to each Borrower, which Revolving Credit Loans (i) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (ii) may, at the option of such Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans (provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type), (iii) may be repaid and reborrowed in accordance with the provisions hereof and shall be repaid in full on the Revolving Credit Maturity Date, (iv) for any such Lender at any time, shall not result in such Lender's Revolving Credit Exposure at such time exceeding such Lender's Revolving Credit Commitment at such time, (v) after giving effect thereto and to the application of the proceeds thereof, shall not result at any time in the aggregate amount of the Lenders' Revolving Credit Exposures at such time exceeding (A) in the case of ITC, the ITC Availability Limit, (B) in the case of METC, the METC Availability Limit and (C) the Total Revolving Credit Commitment then in effect. As of the Closing Date, the Total Revolving Credit Commitment will be $140,000,000.

     (b) Each Borrower shall use the proceeds from the Revolving Credit Loans for general corporate purposes; provided that, notwithstanding any of the foregoing, none of the proceeds from Revolving Credit Loans may be used to finance any Hostile Take-Over Bid.

     (c) The obligations of each Borrower with respect to the Revolving Credit Loans and Letters of Credit under this Agreement shall be several but not joint and neither Borrower shall be liable with respect to Revolving Credit Loans made to, or Letters of Credit issued at the request of, the other Borrower under this Agreement.

     2.2 MINIMUM AMOUNT OF EACH BORROWING; MAXIMUM NUMBER OF BORROWINGS.

     The aggregate principal amount of each Borrowing of Revolving Credit Loans shall be in a multiple of $100,000 and shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than 15 Borrowings of LIBOR Loans under this Agreement.

     2.3 NOTICE OF BORROWING.

     (a) Whenever a Borrower desires to incur Revolving Credit Loans hereunder (other than Borrowings to repay Unpaid Drawings), it shall give the Administrative Agent at an office of the Administrative Agent from time to time notified by the Administrative Agent to such Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), (i) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to

12:00 noon (New York time) at least three Business Days prior to the proposed day of each Borrowing of LIBOR Loans and (ii) a written Notice of Borrowing (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York time) on the proposed day of each Borrowing of ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day), (iii) whether the Borrowing shall consist of ABR Loans or LIBOR Loans, (iv) if such Borrowing shall consist of LIBOR Loans, the LIBOR Period to be initially applicable thereto and (v) the number and location of the account to which funds are to be disbursed. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender's proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

     (b) Without in any way limiting the obligation of each Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of such Borrower. In each such case the applicable Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic notice.

     (c) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(c).

     2.4 DISBURSEMENT OF FUNDS.

     (a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

     (b) Each Lender shall make available all amounts it is to fund under any Borrowing in immediately available funds to the Administrative Agent at an office of the Administrative Agent from time to time notified by the Administrative Agent to the Lenders (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the relevant Borrower by depositing such funds as specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to such Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify such Borrower, and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to
(i) if paid by such Lender, at the Federal Funds Effective Rate or (ii) if paid by a Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.8, for the respective Revolving Credit Loans.

     (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that a Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

     2.5 REPAYMENT OF LOANS; EVIDENCE OF DEBT.

     (a) Each Borrower shall, for the benefit of the Lenders, on the Revolving Credit Maturity Date, (i) repay to the Administrative Agent the then-unpaid Revolving Credit Loans made to such Borrower and (ii) retire all other then-outstanding Revolving Credit Exposure of such Borrower, other than Letters of Credit that expire following the Revolving Credit Maturity Date for which such Borrower provides or has provided cash collateral in an amount equal to the Stated Amount of such Letter of Credit.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to the appropriate lending office of such Lender resulting from each Revolving Credit Loan made by such lending office of such Lender from time to time, including the amounts and currency of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

     (c) The Administrative Agent shall maintain the Register pursuant to
Section 12.6, and a sub-account for each Lender, in which Register and sub-accounts (taken together) shall be recorded (i) the amount of each Revolving Credit Loan made hereunder, the Type of each Revolving Credit Loan made and the LIBOR Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the relevant Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the relevant Borrower and each Lender's share thereof.

     (d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of such Borrower to repay (with applicable interest) the Revolving Credit Loans made to it by such Lender in accordance with the terms of this Agreement. In the event that there is an inconsistency between the accounts maintained by a Lender pursuant to

Section 2.5(b) and the Register maintained by the Administrative Agent pursuant to Section 12.6, the said Register shall prevail.

     (e) All payments to be made by the Administrative Agent to any Lender hereunder shall be made in accordance with the payment instructions of such Lender set forth on the signature page of such Lender hereunder or, if such Lender is an Assignee, set forth in the Assignment and Acceptance of such Lender.

     2.6 CHANGES IN TYPE OF REVOLVING CREDIT LOAN.

     (a) Each Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Credit Loans made to it of one Type into a Borrowing or Borrowings of another permitted Type or to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional LIBOR Period; provided that (i) no partial continuation of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans of a Borrower may not be converted into LIBOR Loans, if a Default or Event of Default with respect to such Borrower is in existence on the date of the proposed conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans of a Borrower may not be continued as LIBOR Loans for an additional LIBOR Period if a Default or Event of Default with respect to such Borrower is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no LIBOR Period in excess of one month may be selected for any LIBOR Loan of a Borrower if a Default or Event of Default with respect to such Borrower is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such longer LIBOR Period, (v) Borrowings resulting from continuations or conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (vi) the outstanding principal amount of a Revolving Credit Loan of one Type may not be converted into a Borrowing of another permitted Type until the end of the current LIBOR Period for such Revolving Credit Loan. Each such continuation or conversion shall be effected by the relevant Borrower by giving the Administrative Agent at the location set forth in Section 12.2 prior to 12:00 Noon (New York time) at least three Business Days' prior written notice substantially in the form of Exhibit B (or telephonic notice promptly confirmed in writing) (each a "NOTICE OF CONTINUATION") specifying the Revolving Credit Loans to be so continued or converted, the Type of Revolving Credit Loans to be continued or converted into and, if such Revolving Credit Loans are to be converted or continued as LIBOR Loans, the LIBOR Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any of its Revolving Credit Loans. This Section shall not be construed to permit either Borrower to change the currency of any Borrowing.

     (b) If any Default or Event of Default with respect to a Borrower is in existence at the time of any proposed continuation of any LIBOR Loans of such Borrower and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current LIBOR Period into ABR Loans.

     (c) If upon the expiration of any LIBOR Period, the relevant Borrower has failed to elect a new LIBOR Period to be applicable thereto as provided in paragraph (a) above, such Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans, as the case may be, into a Borrowing of ABR Loans, as the case may be, effective as of the expiration date of such current LIBOR Period.

     2.7 PRO RATA BORROWINGS.

     Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentage; provided that the Administrative Agent may adjust the proportions of the Lenders with respect to any Borrowing to be made by such Lenders to ensure that no Lender's Revolving Credit Exposure (after granting its portion of such Borrowing) exceeds its Revolving Credit Commitment. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Revolving Credit Loans hereunder and that each Lender shall be obligated to make the Revolving Credit Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

     2.8 INTEREST AND FEES.

     (a) The unpaid principal amount of each ABR Loan made to each Borrower shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin then in effect for such Borrower for ABR Loans plus the ABR in effect from time to time.

     (b) The unpaid principal amount of each LIBOR Loan made to each Borrower shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise and both before and after default and judgment) at a rate per annum that shall at all times be equal to the Applicable Margin then in effect for such Borrower for LIBOR Loans plus the relevant LIBOR.

     (c) For each day (a) on or prior to the Revolving Credit Maturity Date on which the Revolving Credit Exposure with respect to either Borrower exceeds 50% of such Borrower's Availability Limit or (b) after the Revolving Credit Maturity Date on which the Revolving Credit Exposure with respect to either Borrower exceeds 50% of such Borrower's Availability Limit as in effect immediately prior to the termination or reduction to zero of such Availability Limit, such Borrower shall pay to the Administrative Agent for the account of each Lender additional interest on the Revolving Credit Loans made by such Lender to such Borrower that are outstanding on such day at a rate per annum equal to the Applicable Additional Interest Rate for such Borrower. Accrued additional interest will be payable in respect of each outstanding Revolving Credit Loan on each date on which interest is payable on such outstanding Revolving Credit Loan, at the times specified in Section 2.8(e) hereof.

     (d) If all or a portion of (i) the principal amount of any Revolving Credit Loan made to either Borrower or (ii) any interest thereon or fees payable hereunder by either Borrower shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, equal to the rate that would otherwise be applicable thereto plus, to the extent permitted by applicable law, 2.00% (after as well as before maturity and judgment), (y) in the case of any overdue interest with respect to any Revolving Credit Loan, equal to the rate of interest applicable to such Revolving Credit Loan plus, to the extent permitted by applicable law, 2.00%, or (z) in the case of any overdue fees or other amounts owing hereunder, equal to the rate of interest then applicable to Revolving Credit Loans made to such Borrower maintained as ABR Loans plus 2.00%, in each case from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before maturity and judgment). All interest payable pursuant to this Section 2.8(c) shall be payable upon demand.

     (e) Interest on each Revolving Credit Loan of each Borrower shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall, except as otherwise provided pursuant to Section 2.8(c), be payable by such Borrower (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each of March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each LIBOR Period applicable thereto and, in the case of a LIBOR Period in excess of three months, on each date occurring at three-month intervals after the first day of such LIBOR Period, (iii) in respect of each Revolving Credit Loan on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

     (f) All computations of interest hereunder shall be made in accordance with
Section 4.4.

     (g) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the relevant Borrower and the Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

     2.9 INTEREST PERIODS.

     At the time a Borrower gives a Notice of Borrowing or Notice of Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans prior to 10:00 a.m. (New York time) on the third Business Day prior to the applicable date of making or conversion or continuation of such LIBOR Loans, such Borrower shall have the right to elect by giving the Administrative Agent written notice of (or telephonic notice promptly confirmed in writing) the LIBOR Period applicable to such Borrowing, which LIBOR Period shall, at the option of such Borrower, be one, two, three or six months. Notwithstanding anything to the contrary contained above:

          (a) the initial LIBOR Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each LIBOR Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding LIBOR Period expires;

          (b) if any LIBOR Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period, such LIBOR Period shall end on the last Business Day of the calendar month at the end of such LIBOR Period;

          (c) if any LIBOR Period would otherwise expire on a day that is not a Business Day, such LIBOR Period shall expire on the next succeeding Business Day; provided that if any LIBOR Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Period shall expire on the next preceding Business Day; and

          (d) a Borrower shall not be entitled to elect any LIBOR Period in respect of any LIBOR Loan if such LIBOR Period would extend beyond the Revolving Credit Maturity Date.

     2.10 INCREASED COSTS, ILLEGALITY, ETC.

     (a) In the event that any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

          (i) on any date for determining LIBOR for a Borrowing of LIBOR Loans for any LIBOR Period that by reason of any changes arising on or after the date hereof affecting the London interbank market (x) deposits in Dollars in the principal amounts of the Revolving Credit Loans comprising such Borrowing are not readily available to such Lender in the London interbank market or (y) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR; or

          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, but not limited to, a change in official reserve requirements (including any reserve requirements specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities" as therein defined), and/or (y) other circumstances affecting the London interbank market; or

          (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the London interbank market;

then, and in any such event, such Lender shall within a reasonable time thereafter give notice (if by telephone confirmed in writing) to each Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available from such Lender (and such Lender's obligation to make such Revolving Credit Loans shall be suspended) until such time as such Lender notifies the Administrative Agent, each Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice such Lender agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Continuation given by a Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed, with respect to such Lender only, to be a Notice of Borrowing or Notice of Continuation for ABR Loans, (y) in the case of clause (ii) above, the relevant Borrower shall pay to such Lender, promptly after receipt of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to such Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) other than any such increase or reduction attributable to taxes and (z) in the case of clause (iii) above, each Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

     (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or 2.10(a)(iii), the relevant Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Credit Event or Borrowing by way of conversion into a LIBOR Loan, cancel said Credit Event or Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or 2.10(a)(iii), or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

     (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), each Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish either Borrower's obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

     2.11 COMPENSATION.

     If (a) any payment of principal of any LIBOR Loan, or any continuation of any LIBOR Loan, is made by a Borrower (or a replacement Lender in the case of Section 12.7) to or for the account of a Lender other than on the last day of the LIBOR Period pursuant to Section 2.5, 2.6, 2.10, 5.1 or 12.7, as a result of acceleration of the maturity of the Revolving Credit Loans pursuant to Article 10 or for any other reason, (b) any Borrowing by a Borrower of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan of a Borrower is not converted into a LIBOR Loan as a result of a withdrawn Notice of Continuation, (d) any LIBOR Loan of a Borrower is not continued as a LIBOR Loan as a result of a withdrawn Notice of Continuation or (e) any prepayment of principal of any LIBOR Loan of a Borrower is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1, such Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

     2.12 CHANGE OF LENDING OFFICE.

     Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 5.3 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Revolving Credit Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10 or 5.3.

     2.13 NOTICE OF CERTAIN COSTS.

     Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.3 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.3, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice.

     2.14 EXTENSION OF COMMITMENT TERMINATION DATE.

     (a) REQUESTS FOR EXTENSION. The Borrowers may, by joint notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 35 days prior to any anniversary of the Closing Date, commencing with the first anniversary thereof (any such anniversary date, as applicable, the "EXTENSION DATE"), request that each Lender extend the Revolving Credit Maturity Date then in effect hereunder (the "EXISTING REVOLVING CREDIT MATURITY DATE") for an additional year from the Existing Revolving Credit Maturity Date; provided that the Borrowers shall not make more than two such requests hereunder.

     (b) LENDER ELECTIONS TO EXTEND. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Extension Date and not later than the date (the "NOTICE DATE") that is 20 days prior to the Extension Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Credit Maturity Date (a "NON-EXTENDING LENDER") shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice
Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. The Revolving Credit Commitments of a Non-Extending Lender shall terminate on the Existing Revolving Credit Maturity Date, and on such date
(i) the loans made by such Non-Extending Lender shall mature and be due and payable by each Borrower, and (ii) all other amounts owing to such Non-Extending Lender hereunder shall be due and payable.

     (c) NOTIFICATION BY ADMINISTRATIVE AGENT. The Administrative Agent shall notify each Borrower of each Lender's determination under this Section no later than the date 15 days prior to the Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

     (d) ADDITIONAL COMMITMENT LENDERS. The Borrowers shall have the right on or before the Existing Revolving Credit Maturity Date to replace each Non-Extending Lender with, and add as "Lenders" under this Agreement in place thereof, one or more Persons (each, an "ADDITIONAL COMMITMENT LENDER"; each Additional Commitment Lender, together with any Lender that extends its Commitment, being collectively called the "CONTINUING LENDERS") with the approval of the Administrative Agent and the Letter of Credit Issuer (which approvals shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to each Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender's Revolving Credit Commitment hereunder on such date).

     (e) MINIMUM EXTENSION REQUIREMENT. If (and only if) the total of the Revolving Credit Commitments of the Lenders (including any Additional Commitment Lenders) that have agreed so to extend the Revolving Credit Maturity Date shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect on the Notice Date, then, effective as of the Extension Date, the Revolving Credit Maturity Date of each Continuing Lender shall be extended to the date falling one year after the Existing Revolving Credit Maturity Date (except that, if such date is not a Business Day, such Revolving Credit Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become (and each Non-Extending Lender that has been replaced as provided above shall cease to be) a "Lender" for all purposes of this Agreement.

     (f) CONDITIONS TO EFFECTIVENESS OF EXTENSIONS. Notwithstanding the foregoing, the extension of the Revolving Credit Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower certifying that:

          (i) no Default or Event of Default relating to either Borrower or any of its Subsidiaries shall have occurred and be continuing on the date of such extension and after giving effect thereto; and

          (ii) the representations and warranties made by each Borrower contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

                                    ARTICLE 3
                               LETTERS OF CREDIT.

     3.1 GENERALLY.

     (a) Subject to and upon the terms and conditions herein set forth, each Borrower, at any time and from time to time on or after the Closing Date and prior to the L/C Maturity Date, may request that the Letter of Credit Issuer issue, for the account of such Borrower, a standby letter of credit or letters of credit (in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion) which is participated by the Letter of Credit Issuer pursuant to Section 3.3 (each such letter of credit, a "LETTER OF CREDIT").

     (b) Notwithstanding the foregoing, (w) no Letter of Credit shall be issued the Stated Amount of which, when added to the sum of (A) the Letter of Credit Exposure of all of the Lenders at such time and (B) the aggregate principal of all Revolving Credit Loans then outstanding would exceed (a) in the case of ITC, the ITC Availability Limit, (b) in the case of METC, the METC Availability Amount and (c) the Total Revolving Credit Commitment then in effect; (x) each Letter of Credit shall have an expiry date occurring no later than one year after the date of issuance thereof; provided that in no event shall such expiry date occur later than the L/C Maturity Date; (y) each Letter of Credit shall be denominated in Dollars and shall provide for drawings thereunder to be made in Dollars; and (z) no Letter of Credit shall be issued by the Letter of Credit Issuer for the account of either Borrower after it has received a written notice from such Borrower or any Lender stating that a Default or Event of Default relating to such Borrower has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (A) rescission of such notice from the party or parties originally delivering such notice (provided that in the case of any such notice delivered by a Borrower, the Administrative Agent has not objected to or contested such rescission) or (B) the waiver of such Default or Event of Default in accordance with the provisions of Section 12.1.

     3.2 LETTER OF CREDIT REQUESTS AND INFORMATION TO ADMINISTRATIVE AGENT.

     (a) Whenever a Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days' written notice thereof. Each notice shall be executed by a Borrower and shall be in the form of Exhibit G (each a "LETTER OF CREDIT REQUEST"). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

     (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the relevant Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of,
Section 3.1(b).

     (c) The Letter of Credit Issuer shall, as soon as practicable following the issuance, cancellation or termination of any Letter of Credit, provide a copy of such Letter of Credit, cancellation or termination to the Administrative Agent.

     3.3 LETTER OF CREDIT PARTICIPATIONS.

     (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment (each such other Lender, in its capacity under this Section 3.3, an "L/C PARTICIPANT"), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an "L/C PARTICIPATION"), to the extent of such L/C Participant's Revolving Credit Commitment Percentage from time to time, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the relevant Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although the Letter of Credit Fee will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

     (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, unless taken or omitted through its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

     (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the relevant Borrower shall not have repaid the amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent (who shall in turn promptly notify each L/C Participant) of the failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of the L/C Participant's Revolving Credit Commitment Percentage (determined as of the date of the notice referred to above) of the unreimbursed payment in Dollars and in same day funds. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, the L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer the L/C Participant's Revolving Credit Commitment Percentage of the amount of the payment on the Business Day in same day funds. If and to the extent the L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of the payment available to the Administrative Agent for the account of the Letter of Credit Issuer, the L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, the amount, together with interest thereon for each day from the date until the date the amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of a Letter of Credit Issuer the L/C Participant's Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer the other L/C Participant's Revolving Credit Commitment Percentage of any payment under the Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent the other L/C Participant's Revolving Credit Commitment Percentage of the payment. Notwithstanding the foregoing, the Administrative Agent shall be entitled to adjust the proportions of any of the foregoing amounts required to be paid by the L/C Participants to ensure that no L/C Participant's Revolving Credit Exposure exceeds its Revolving Credit Commitment.

     (d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its applicable portion of such reimbursement obligation, in Dollars and in same day funds, an amount equal to such L/C Participant's share (based upon the proportionate aggregate amount originally funded by such

L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

     (e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement;

          (ii) the existence of any claim, set-off, defense or other right that the relevant Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the relevant Borrower and the beneficiary named in any such Letter of Credit);

          (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement; or

          (v) the occurrence of any Default or Event of Default;

          provided that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant's Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.

     3.4 AGREEMENT TO REPAY LETTER OF CREDIT DRAWINGS.

     (a) The Borrower for whose account any Letter of Credit is issued hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in Dollars in immediately available funds at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), for any payment or disbursement made by the Letter of Credit Issuer under such Letter of Credit (each such amount so paid until reimbursed, an "UNPAID DRAWING") immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor, at a rate per annum that shall at all times be 2% above the Applicable Margin for Revolving Credit Loans plus the ABR as in effect from time to time.

     (b) Each Borrower's obligations under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a "DRAWING") to conform to the terms of the Letter of Credit, any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing or any of the circumstances described in Sections 3.3(e)(i) to 3.3(e)(v), inclusive; provided that a Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined by a final judgment of a court of competent jurisdiction.

     (c) Each payment by the Letter of Credit Issuer under any Letter of Credit shall constitute a request by the relevant Borrower for a Revolving Credit Loan, subject to Section 7.2, in the amount of the Unpaid Drawing in respect of such Letter of Credit. The Letter of Credit Issuer shall notify the relevant Borrower and the Administrative Agent, by 10:00 a.m. (New York time) on any Business Day on which the Letter of Credit Issuer intends to honor a drawing under a Letter of Credit, of (i) the Letter of Credit Issuer's intention to honor such drawing and (ii) the amount of such drawing. Unless instructed by the relevant Borrower by 10:30 a.m. (New York time) on such Business Day that it intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Administrative Agent shall promptly notify each Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Lender shall be irrevocably obligated to make ABR Loans to such Borrower in the amount of such Lender's Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)). Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

     3.5 INCREASED COSTS.

     If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant's L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant's L/C Participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in such Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or any L/C Participations therein, then, promptly after receipt of written demand to the relevant Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), such Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that neither the Letter of Credit Issuer nor any L/C Participant shall be entitled to such compensation as a result of such Person's compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the relevant Borrower by the Letter of Credit Issuer or any L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on such Borrower absent clearly demonstrable error.

     3.6 SUCCESSOR LETTER OF CREDIT ISSUER.

     The Letter of Credit Issuer may resign as the Letter of Credit Issuer upon 60 days' prior written notice to the Administrative Agent, the Lenders and each Borrower. If the Letter of Credit Issuer shall resign as the Letter of Credit Issuer under this Agreement, then the Borrowers shall appoint from among the Lenders with Revolving Credit Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term "Letter of Credit Issuer" shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrowers shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and 4.1(d). The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the previous Letter of Credit Issuer under this Agreement. After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer's resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it


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

(a) while it was the Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by the Letter of Credit Issuer.

                                    ARTICLE 4
                                FEES; COMMITMENTS

     4.1 FEES.

     (a) Each Borrower agrees to pay to the Administrative Agent, for the account of each Lender (in each case pro rata according to the respective Available Revolving Credit Commitments of all such Lenders under each Availability Limit), a commitment fee for each day from and including the Closing Date to but excluding the Revolving Credit Maturity Date on the average daily closing balances of the unused amount of such Borrower's Availability Limit; provided that, until such time as the conditions precedent to borrowing under the Reserved METC Amount are satisfied (the "METC ADDITIONAL CONDITIONS DATE"), the Reserved METC Amount will not be included as part of the unused amount of the METC Availability Limit for the purposes of this calculation. Such commitment fee shall be payable in arrears (i) on the last Business Day of each of March, June, September and December (for the three-month period (or portion thereof) ended on such day) and (ii) on the Revolving Credit Maturity Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed during such period at the Commitment Fee Rate on the average daily closing balances of the unused amount of the respective Borrower's Availability Limit. In addition, METC shall pay to the Administrative Agent, for the account of each Lender (in each case pro rata according to the respective Available Revolving Credit Commitments of such Lenders in respect of the Reserved METC Amount), a ticking fee for each day from and including the Closing Date to but excluding the METC Additional Conditions Date on the Reserved METC Amount, such fee to be computed at the Ticking Fee Rate and payable on the METC Additional Conditions Date. Notwithstanding the foregoing, the Borrowers shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

     (b) Each Borrower agrees to pay to the Administrative Agent, for the account of the Lenders pro rata on the basis of their respective Letter of Credit Exposure of such Borrower, a fee in respect of each Letter of Credit (the "LETTER OF CREDIT FEE") issued at its request, for the period from and including the date of issuance of such Letter of Credit to, but not including, the termination date of such Letter of Credit computed during such period at a per annum rate equal to the Applicable Margin then in effect for such Borrower for Revolving Credit Loans that are LIBOR Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero. In addition, for each day (a) on or prior to the Revolving Credit Maturity Date on which the Revolving Credit Exposure exceeds 50% of the Revolving Credit Commitments hereunder or (b) after the Revolving Credit Maturity Date on which the Revolving Credit Exposure exceeds 50% of the Revolving Credit Commitments as in effect immediately prior to the termination or reduction to zero of the Revolving Credit Commitments, each Borrower shall pay to the

Administrative Agent for the account of each Lender an additional fee on the Stated Amount of each Letter of Credit outstanding made by such Lender to such Borrower that are outstanding on such day at a rate per annum equal to the Applicable Additional Interest Rate for such Borrower. Accrued additional fees will be payable in respect of the Stated Amount of each Letter of Credit outstanding on each date on which the Letter of Credit Fee is payable at the times specified in the preceding sentence of this clause (b).

     (c) Each Borrower agrees to pay directly to the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "FRONTING FEE") at the request of such Borrower, for the period from and including the date of issuance of such Letter of Credit to but not including the termination date of such Letter of Credit, computed during such period at a per annum rate equal to 0.125% on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each of March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

     (d) Each Borrower agrees to pay directly to the Letter of Credit Issuer upon each renewal of, drawing under and/or amendment of a Letter of Credit issued by it at the request of such Borrower, such amount as the Letter of Credit Issuer and such Borrower may agree upon for issuances or renewal or drawings under or amendments of letters of credit issued by it.

     (e) The Borrowers agree to pay to the Administrative Agent, for the benefit of the Administrative Agent, the fees for acting as administrative agent in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent, as amended from time to time by agreement between the Administrative Agent and the Borrowers.

     (f) The Borrowers agree to pay on the Closing Date to the Arranger, for the benefit of the Lenders, the fees in the amounts previously agreed to in writing by the Borrowers and the Arranger and referred to in the term sheet for the financing contemplated hereby.

     4.2 VOLUNTARY REDUCTION OF REVOLVING CREDIT COMMITMENTS.

     Upon at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), either Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the Revolving Credit Commitments under its Availability Limit in whole or in part; provided that (i) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders under such Availability Limit, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000, and (iii) after giving effect to any such partial reduction, the Total Revolving Credit Commitment shall be at least $5,000,000.

     4.3 COMMITMENT INCREASES.

     (a) In the event that the Borrowers wish to increase the Total Revolving Credit Commitment, they shall jointly notify the Administrative Agent in writing of the amount (the "OFFERED INCREASE AMOUNT") of such proposed increase and, subject to Section 4.3(g), the amount by which each of the ITC Availability Limit and the METC Availability will be increased following such proposed increase (such notice, a "COMMITMENT INCREASE NOTICE").

     (b) The Borrowers may, at their election, (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (d) below and/or (ii) with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (c) below. Each Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrowers desire to participate in such Commitment Increase. The Borrowers or, if requested by the Borrowers, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.

     (c) Any additional bank, financial institution or other entity which the Borrowers select to offer participation in the increased Commitments and which elects to become a party to the Agreement and provide a Commitment in an amount so offered and accepted by it pursuant to Section 4.3(a)(ii) shall execute a New Lender Supplement (each a "NEW LENDER SUPPLEMENT") with the Borrowers and the Administrative Agent, substantially in the form of Exhibit D, whereupon such bank, financial institution or other entity (herein called a "NEW LENDER") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and
Schedule I shall be deemed to be amended to add the name and Commitment of such New Lender.

     (d) Any Lender which accepts an offer to it by the Borrowers to increase its Commitment pursuant to Section 4.3(b)(i) shall, in each case, execute a Commitment Increase Supplement (each a "COMMITMENT INCREASE SUPPLEMENT") with the Borrowers and the Administrative Agent, substantially in the form of Exhibit E, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Commitment as so increased, and
Schedule I shall be deemed to be amended to increase the Commitment of such Lender.

     (e) If on the date upon which a bank, financial institution or other entity becomes a New Lender pursuant to Section 4.3(c) or a Lender increases its Commitment pursuant to Section 4.3(d), there is an unpaid principal amount of Revolving Credit Loans, the relevant Borrower shall borrow Revolving Credit Loans from the Lenders and/or (subject to compliance by the Borrower with Section 2.11) prepay Revolving Credit Loans of the Lenders such that, after giving effect thereto, the Revolving Credit Loans (including, without limitation, the Types thereof and LIBOR Periods with respect thereto) shall be held by the Lenders (including for such purposes the New Lenders) pro rata according to their respective Revolving Credit Commitment Percentages.

     (f) If on the date upon which a bank, financial institution or other entity becomes a New Lender pursuant to Section 4.3(c) or a Lender increases its Commitment pursuant to Section 4.3(d), there are Letters of Credit Outstanding, each Lender that has a Revolving Credit Commitment shall be deemed to have sold and transferred to each other Lender that has a Revolving Credit Commitment, and each such Lender that has a Revolving Credit Commitment shall be deemed irrevocably and unconditionally to have purchased and received from such other

Lender that has a Revolving Credit Commitment, without recourse or warranty, an L/C Participation, to the extent of such Lender's Revolving Credit Commitment Percentage, in such Letters of Credit Outstanding, provided that no LC Participations shall be sold, transferred, purchased and received in respect of any Unpaid Drawing existing at the time an entity becomes a New Lender pursuant to Section 4.3(c) or a Lender increases its Commitment pursuant to Section 4.3(d).

     (g) Notwithstanding anything to the contrary in this Section 4.3, prior to each New Lender Supplement and Commitment Increase Supplement becoming effective, and as a condition precedent to such effectiveness, the Borrowers shall furnish to the Administrative Agent such evidence of legal and corporate authority (including legal opinions of counsel to the Borrowers) as the Administrative Agent may request in connection with such New Lender Supplement or Commitment Increase Supplement, as the case may be. Notwithstanding anything to the contrary in this Section 4.3, in no event shall any transaction effected pursuant to this subsection cause (A) the ITC Availability Limit or the METC Availability Limit to be increased by greater than $25,000,000 and (B) the Total Revolving Credit Commitment to exceed $190,000,000 or to increase in an amount of less than $500,000 or a multiple of $100,000 in excess thereof.

     (h) Notwithstanding the foregoing, the increase of the Revolving Credit Commitments with respect to either Borrower pursuant to this Section shall not be effective unless the Administrative Agent shall have received a certificate of an Authorized Officer of such Borrower certifying that:

          (i) no Default or Event of Default with respect to such Borrower shall have occurred and be continuing on the date of such increase and after giving effect thereto; and

          (ii) the representations and warranties made by such Borrower contained in this Agreement are true and correct on and as of the date of such increase and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

     4.4 MANDATORY TERMINATION OF COMMITMENTS.

     The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

                                    ARTICLE 5
                                    PAYMENTS

     5.1 PREPAYMENTS.

     Each Borrower shall have the right to prepay any Borrowing owing by such Borrower, without premium or penalty, in whole or in part at any time and from time to time. Such prepayment of Revolving Credit Loans shall be subject to the following conditions: (a) the relevant Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) to be prepaid, which notice shall be given by such Borrower no later than 10:00 a.m. (New York time) three Business Days prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment shall be in an amount that is a multiple of $100,000 and in an aggregate principal amount of at least $5,000,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans; and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of a LIBOR Period applicable thereto shall be subject to compliance by such Borrower with the applicable provisions of Section 2.11; provided, further, that at such Borrower's election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Revolving Credit Loan of a Defaulting Lender. Each prepayment of a Borrowing shall be applied ratably to the Revolving Credit Loans included in the prepaid Borrowing.

     5.2 METHOD AND PLACE OF PAYMENT.

     (a) Except as otherwise specifically provided herein, all payments to be made by a Borrower under this Agreement shall be made, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for, as the case may be, the (i) ratable account of all the Lenders holding Revolving Credit Loans or (ii) account of each Letter of Credit Issuer, not later than 12:00 Noon (New York time) on the date when due. Such payments shall be made in immediately available funds at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)), it being understood that written or facsimile notice by a Borrower to the Administrative Agent to make a payment from the funds in its account at an office of the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day, otherwise the next Business Day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto. A payment shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before such date, taken steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent in order to make such payment.

     (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

     5.3 NET PAYMENTS.

     (a) (i) All payments made by a Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of a current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) ("TAXES") except to the extent that such deduction or withholding is required by any applicable law, as modified by the administrative practice of any relevant Governmental Authority then in effect. If any such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the relevant Borrower shall:

               (A) promptly notify the Administrative Agent of such requirement;

               (B) promptly pay to the relevant Governmental Authority when due the full amount required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by such Borrower to the Administrative Agent or such Lender under this Section 5.3(a);

               (C) as promptly as possible thereafter, forward to the Administrative Agent and such Lender an official receipt (or a certified copy), or other documentation reasonably acceptable to the Administrative Agent and such Lender, evidencing such payment to such Governmental Authority; and

               (D) pay to the Administrative Agent or such Lender, in addition to the payment to which the Administrative Agent or such Lender is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender (free and clear of any such Taxes, whether assessed against such Borrower, the Administrative Agent or such Lender) will equal the full amount the Administrative Agent or such Lender would have received had no such deduction or withholding been required.

          (ii) If a Borrower fails to pay to the relevant Governmental Authority when due any Taxes that it was required to deduct or withhold under this
     Section 5.3(a) in respect of any payment to or for the benefit of the Administrative Agent or any Lender under this Agreement or fails to furnish the Administrative Agent or such Lender, as applicable, with the documentation referred to in Section 5.3(a) when required to do so, such Borrower shall forthwith on demand fully indemnify the Administrative Agent or such Lender for any incremental taxes, interest, costs or penalties that may become payable by the Administrative Agent or such Lender as a result of such failure.

          (iii) Each Borrower's obligations under this Section 5.3(a) shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

     (b) Notwithstanding Section 5.3(a), a Borrower shall not be required to indemnify or pay any additional amounts in respect of withholding tax applicable to any amount payable under this Agreement pursuant to Section 5.3(a) above to any Non-U.S. Lender, except if any such Revolving Credit Loans were assigned, participated or transferred to such Non-U.S. Lender at the request of such Borrower or were assigned, participated or transferred to such Non-U.S. Lender following the occurrence of and during the continuance of an Event of Default pursuant to Section 10.1 or 10.5.

     (c) Each Non-U.S. Lender shall:

          (i) deliver to each Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Form W-8BEN, (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of a Borrower and is not a controlled foreign corporation related to such Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by such Borrower under this Agreement;

          (ii) deliver to each Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to such Borrower; and

          (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested in writing by the Borrowers or the Administrative Agent;

unless, in any such case, any change in treaty, law or regulation, has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises each Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 12.6 or a Lender pursuant to Section
12.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.3(c), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

     (d) If the Borrowers determine in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender or the Administrative Agent, as applicable, shall cooperate with the Borrowers in challenging such taxes at the Borrowers' expense if so requested by the Borrowers. If any Lender or the Administrative Agent, as applicable, receives a refund of, or credit for, a Tax for which a payment has been made by a Borrower pursuant to this Agreement, which refund or credit in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, then the Lender or the Administrative Agent, as the case may be, shall reimburse that Borrower for such amount as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund or credit as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required. A Lender or Administrative Agent shall claim any refund or credit that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither such Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrowers in connection with this paragraph (d) or any other provision of this
Section 5.3.

     5.4 COMPUTATIONS OF INTEREST AND FEES.

     (a) All interest and fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate of the Administrative Agent shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or LIBOR rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     (b) All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment of the amount on which such interest is accruing, and interest will accrue on overdue interest, if any.

     (c) The amount of costs and expenses required to be paid or reimbursed by a Borrower pursuant to Section 12.5 or any other provision of this Agreement shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the highest rate provided for in Section 2.8(c).

     (d) If interest is not paid on the indebtedness of a Borrower to the Lenders hereunder, or any part thereof, as and when interest is due and payable hereunder, unpaid interest shall bear interest until paid, as well after as before demand, default, maturity and judgment, at the rates provided for in
Section 2.8(c).

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

     6.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EVENT.

     The initial Credit Event under this Agreement is subject to the satisfaction of the following conditions precedent:

          (a) CREDIT AGREEMENT. The Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of each of the parties hereto.

          (b) CLOSING CERTIFICATE. The Administrative Agent shall have received a certificate of each Borrower, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Borrower.

          (c) PROCEEDINGS OF THE BORROWERS. The Administrative Agent shall have received copies of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Borrower (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of this Agreement (and any agreements relating thereto) and
     (b) the extensions of credit contemplated hereunder.

          (d) ORGANIC DOCUMENTS. The Administrative Agent shall have received true and complete copies of the articles of incorporation and by-laws or Articles of Organization and operating agreement, as the case may be, of each Borrower and a certificate of good standing with respect to each Borrower issued by its jurisdiction of incorporation or organization.

          (e) FEES. The Administrative Agent shall have received the fees referred to in Section 3.1(c) to be received on the Closing Date.

          (f) LEGAL OPINIONS. The Administrative Agent shall have received in form and substance reasonably satisfactory to it the executed legal opinions of (i) counsel to the Borrowers with respect to the status and capacity of the Borrowers, the due authorization, execution and delivery of this Agreement by the Borrowers, the validity, binding effect, legality and enforceability of this Agreement, compliance with the Organic Documents of the Borrowers and with applicable law and such other matters as the Arranger may reasonably request in form and substance satisfactory to the Arranger, (ii) special Michigan counsel to the Borrowers with respect to the status and capacity of the Borrowers, the due authorization, execution and delivery of this Agreement by the Borrowers, the validity, binding effect, legality and enforceability of this Agreement, compliance with the Organic Documents of the Borrowers and with applicable law and such other matters as the Arranger may reasonably request in form and substance satisfactory to the Arranger and (iii) counsel to METC with respect to the Federal Power Act and the rules and regulations promulgated thereunder.

          (g) OPINION OF SPECIAL NEW YORK COUNSEL TO THE ARRANGER. The Administrative Agent shall have received an opinion, in form and substance reasonable satisfactory to the Arranger of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Arranger (and the Arranger hereby instructs such counsel to deliver such opinion to the Lenders).

          (h) REPAYMENT OF EXISTING INDEBTEDNESS. The Administrative Agent shall have received evidence that the principal of and interest on, and all other amounts owing in respect of, the Indebtedness (including any contingent or other amounts payable in respect of letters of credit) outstanding under the ITC Credit Agreement and the METC Credit Agreement, shall have been repaid on the Closing Date, that any commitments to extend credit under the agreements or instruments relating to such Indebtedness shall have been canceled or terminated and all letters of credit issued and outstanding thereunder shall have been terminated, replaced or continued under this Agreement, as applicable.

     6.2 CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

     The agreement of each Lender to make any Revolving Credit Loan to either Borrower requested to be made by it on any date (including its initial Revolving Credit Loans) and the obligation of each Letter of Credit Issuer to issue, extend or increase Letters of Credit for account of either Borrower on any date is subject to the satisfaction of the following conditions precedent with respect to such Borrower:

          (a) NO DEFAULT; REPRESENTATIONS AND WARRANTIES TRUE AND CORRECT. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default relating to such Borrower or any of its Subsidiaries and (ii) all representations and warranties made by such Borrower contained herein (other than, except in the case of the initial Credit Event, Section 7.14) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

          (b) NOTICE OF BORROWING; LETTER OF CREDIT REQUEST. Prior to the making of each Revolving Credit Loan to such Borrower, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) from such Borrower meeting the requirements of Section 2.3. Prior to the issuance of each Letter of Credit for account of either Borrower, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request from such Borrower meeting the requirements of Section 3.2(a).

     The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the relevant Borrower to each of the Lenders that all the applicable conditions specified above exist as of that time.

     6.3 CONDITIONS PRECEDENT TO THE RESERVED METC AMOUNT

     Each Credit Event utilizing the Reserved METC Amount is subject to the Administrative Agent receiving from METC evidence that the Final Rate Case Determination Date has occurred.

                                    ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Agreement and to make the Revolving Credit Loans and issue or participate in Letters of Credit as provided for herein, each Borrower (as to itself and each of its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans and the issuance of Letters of Credit.

     7.1 ORGANIZATIONAL STATUS.

     Such Borrower is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification (except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect), and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its obligations under this Agreement, to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

     7.2 CAPACITY, POWER AND AUTHORITY.

     Such Borrower has the capacity, power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, partnership, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement. Such Borrower has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and subject to general principles of equity.

     7.3 NO VIOLATION.

     Neither the execution, delivery nor performance by such Borrower of this Agreement nor compliance with the terms and provisions thereof and the other transactions contemplated therein will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Borrower or any of its Subsidiaries pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of such Borrower's Organic Documents.

     7.4 LITIGATION.

     There are no actions, suits or proceedings pending or, to the knowledge of such Borrower or any of its Subsidiaries (after due internal inquiry), threatened with respect to the Business, such Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

     7.5 GOVERNMENTAL APPROVALS.

     No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or notice to, any Governmental Authority (other than those that have been, or on the Closing Date will be, obtained and in full force and effect) is required to authorize or is required in connection with (a) the execution, delivery and performance by such Borrower of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement with respect to such Borrower.

     7.6 TRUE AND COMPLETE DISCLOSURE.

     To the knowledge of such Borrower, after due inquiry:

          (a) All factual information and data (taken as a whole) heretofore or contemporaneously furnished (other than any projections and pro forma financial information), by or on behalf of such Borrower or any of its Subsidiaries or any of their respective authorized consultants, agents or representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including all information contained in this Agreement with respect to such Borrower) for purposes of or in connection with this Agreement or any transaction contemplated herein was true and complete in all material respects on the date as of which such information or data is dated or certified and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading at such time in light of the circumstances under which such statements were made.

          (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were prepared in good faith based upon assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     7.7 FINANCIAL CONDITION; FINANCIAL STATEMENTS.

     Such Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders' equity and cash flows as of and for the fiscal years ended December 31, 2004 and December 31, 2005, reported on by independent public accountants of recognized national standing together with the unaudited balance sheet and statements of income, stockholders' equity and cash flows as and for the nine-month period ending September 30, 2006. Such financial statements present fairly in all material respects the consolidated financial position of such Borrower and its Subsidiaries at the respective dates of said statements and the results of operations for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. All balance sheets, all statements of income and of cash flow and all other financial information of each of such Borrower and its Subsidiaries furnished pursuant to Section 8.1 have been and will for periods following the Closing Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

     7.8 TAX RETURNS AND PAYMENTS.

     Such Borrower and its Subsidiaries has filed all material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent or contested in good faith. Such Borrower and each of its respective Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of such Borrower) in accordance with GAAP for the payment of, all material income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

     7.9 ENVIRONMENTAL MATTERS.

     Except as set forth in Schedule II:

          (a) Other than instances of noncompliance that could not reasonably be expected to have a Material Adverse Effect: (i) such Borrower and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which such Borrower and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws) and (ii) such Borrower will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and

          (b) Neither such Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

     7.10 PROPERTIES.

     Such Borrower and each of its Subsidiaries has good title to or a leasehold or easement interest in all of its properties that are necessary for the operation of its respective business as currently conducted and as proposed to be conducted, free and clear in each case of all Liens (other than any Liens permitted by this Agreement) except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

     7.11 PENSION AND WELFARE PLANS.

     During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Credit Event hereunder, except as could not reasonably be expected have a Material Adverse Effect, (a) no steps have been taken to terminate any Pension Plan of such Borrower, (b) no contribution failure has occurred with respect to any Pension Plan of such Borrower sufficient to give rise to a Lien under Section 302(f) of ERISA, (c) no condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by such Borrower or any member of the Controlled Group of any liability, fine or penalty and (d) except as disclosed in Schedule III, neither such Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     7.12 REGULATIONS U AND X.

     Neither the making of any Revolving Credit Loan to such Borrower hereunder nor the use of the proceeds thereof will violate the provisions of F.R.S. Board Regulation U or Regulation X.

     7.13 INVESTMENT COMPANY ACT.

     Neither such Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     7.14 NO MATERIAL ADVERSE CHANGE.

     There has been no material adverse change in the business, assets, operations, property or financial condition of such Borrower and its Subsidiaries taken as a whole since December 31, 2006.

     7.15 DEEMED REPETITION OF REPRESENTATIONS AND WARRANTIES.

     The representations and warranties set out in Sections 7.1 to 7.13 inclusive (and solely in the case of the initial Credit Event, Section 7.14) will be deemed to be repeated by the relevant Borrower as of the date of each request for a new Credit Event, by such Borrower (including conversions and continuations of Borrowings) and as of the date on which a Successor Borrower assumes all of the obligations of the Borrower under the Credit Documents pursuant to Section 9.2(a) (but after giving effect to such assumption), except to the extent that on or prior to such date (a) such Borrower has advised the Administrative Agent in writing of a variation in any such representation or warranty, and (b) the Required Lenders have approved such variation, and except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

                                    ARTICLE 8
                              AFFIRMATIVE COVENANTS

     Each Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter, for so long as this Agreement is in effect and until the Revolving Commitment Maturity Date:

     8.1 INFORMATION COVENANTS.

     Such Borrower will furnish to each Lender and the Administrative Agent:

          (a) ANNUAL FINANCIAL STATEMENTS. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year of such Borrower, the consolidated balance sheet of such Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations and cash flows for such fiscal year prepared in accordance with GAAP, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent chartered accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of such Borrower or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of such Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default with respect to such Borrower relating to Section 9.4 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (b) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three fiscal quarters in each fiscal year of such Borrower, the consolidated balance sheet of such Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statement of operations for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and the related consolidated statement of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and, setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, and prepared in accordance with GAAP, all of which shall be certified by an Authorized Officer of such Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

          (c) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer of such Borrower in substantially the form of Exhibit F (a "COMPLIANCE CERTIFICATE") to the effect that no Default or Event of Default with respect to such Borrower exists or, if any Default or Event of Default with respect to such Borrower does exist, specifying the nature and extent thereof, which certificate shall be in form and detail satisfactory to the Administrative Agent, acting reasonably, and setting forth the calculations required to establish whether such Borrower was in compliance with the provisions of
     Section 9.4 as at the end of such fiscal year or period, as the case may be.

          (d) NOTICE OF DEFAULT OR LITIGATION. Promptly after an Authorized Officer of such Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default with respect to such Borrower, which notice shall specify the nature thereof, the period of existence thereof and what action such Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending or threatened against such Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, together with a certificate of the Chief Financial Officer of such Borrower (in detail reasonably satisfactory to the Administrative Agent) setting forth the calculations required to establish whether such Borrower and its Subsidiaries are in pro forma compliance with Section 9.4 of this Agreement.

          (e) ENVIRONMENTAL MATTERS. Promptly after an Authorized Officer of such Borrower or any of its Subsidiaries obtains knowledge or notice of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse
     Effect:

               (i) Any pending or threatened Environmental Claim against such Borrower or any of its Subsidiaries or any Real Estate (as defined below);

               (ii) Any condition or occurrence that (x) results in non-compliance by such Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against such Borrower or any of its Subsidiaries or any Real Estate;

               (iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

               (iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

          All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Borrower's response thereto. The term "REAL ESTATE" shall mean land, buildings and improvements owned or leased by such Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

          (f) PENSION PLANS. Promptly after an Authorized Officer of such Borrower or any of its Subsidiaries obtains knowledge thereof where the liability, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, notice of and copies of all documentation relating to (i) the institution of any steps by any Person to terminate any Pension Plan of such Borrower, (ii) the failure to make a required contribution to any Pension Plan of such Borrower if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan which could result in the requirement that such Borrower or any of its Subsidiaries furnish a bond or other security to such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan which could result in the incurrence by such Borrower or any of its Subsidiaries of any material liability, fine or penalty.

          (g) OTHER INFORMATION. Promptly upon filing thereof, copies of any filings or registration statements with, and reports to, any Governmental Authority in any relevant jurisdiction by such Borrower or any of its Subsidiaries pursuant to applicable securities laws (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement) and copies of all financial statements, proxy statements, notices and reports that such Borrower or any of its Subsidiaries shall send to the holders of any publicly issued securities of such Borrower and/or any of its Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

     8.2 BOOKS, RECORD AND INSPECTIONS.

     Such Borrower will, and will cause each of its Subsidiaries to, (i) permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of such Borrower and its Subsidiaries in whomever's possession to the extent that it is within such Borrower's or its Subsidiaries' control to permit such inspection, and to examine the books of account of such Borrower and any such Subsidiaries and discuss the affairs, finances and accounts of such Borrower and of any such Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, and (ii) permit officers and designated representatives of Lenders to view copies of contracts of such Borrower and its Subsidiaries (subject to reasonable confidentiality arrangements established by such Borrower), all at such reasonable times during normal business hours and intervals and to such reasonable extent as the Administrative Agent, the Required Lenders or the Lenders, as the case may be, may desire.

     8.3 MAINTENANCE OF INSURANCE.

     Such Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, with insurance companies that such Borrower believes (in the good faith judgment of the management of such Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business.

     8.4 PAYMENT OF TAXES.

     Such Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its capital, income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of such Borrower or any of its Subsidiaries; provided that neither the such Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of such Borrower) with respect thereto in accordance with GAAP.

     8.5 ORGANIZATIONAL EXISTENCE.

     Such Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its corporate or other organizational rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that such Borrower and its Subsidiaries may consummate any transaction permitted under Section 9.2.

     8.6 COMPLIANCE WITH STATUTES, OBLIGATIONS, ETC.

     Such Borrower will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders (including Environmental
Laws), except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     8.7 GOOD REPAIR.

     Such Borrower will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomever's possession they may be to the extent that it is within such Borrower's or its Subsidiaries' control to cause the same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

     8.8 TRANSACTIONS WITH AFFILIATES.

     Such Borrower will conduct, and will cause each of its Subsidiaries to conduct, all transactions with any of its Affiliates on terms that are substantially as favorable to such Borrower or such Subsidiary as it would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on an arm's length basis from unrelated third parties, (b) transactions between and among such Borrower and its wholly owned Subsidiaries that do not involve any other Affiliate and (c) transactions permitted by Section 9.4.

     8.9 END OF FISCAL YEARS; FISCAL QUARTERS.

     Such Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries', fiscal years to be comprised of twelve calendar months ending on December 31 of each year and (b) each of its, and each of its Subsidiaries', fiscal quarters to end on dates consistent with such fiscal year-end; provided that such Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case such Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

     8.10 USE OF PROCEEDS.

     Such Borrower will use the Letters of Credit and the proceeds of all the Revolving Credit Loans only for the purposes set forth in Section 2.1(b).

     8.11 CHANGES IN BUSINESS.

     From the Closing Date, such Borrower and its Subsidiaries taken as a whole will not fundamentally and substantively alter the character of their business taken as a whole from the business conducted by such Borrower and its Subsidiaries taken as a whole on the Closing Date following the consummation of the Transactions and other business activities incidental or related to any of the foregoing (the "BUSINESS").

                                    ARTICLE 9
                               NEGATIVE COVENANTS

     Each Borrower (on its own behalf and on behalf of each of its Subsidiaries) hereby covenants and agrees that on the Closing Date and thereafter until the Revolving Commitment Maturity Date:

     9.1 LIMITATION ON LIENS.

     Such Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of such Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, except:

          (a) Permitted Liens;

          (b) Liens securing indebtedness incurred within 180 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets; provided that the principal amount of such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

          (c) Liens existing on the Closing Date and as set out on Schedule IV;

          (d) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired; provided that such Liens attach at all times only to the same assets that such Liens attached to and secure only the same Indebtedness that such Liens secured, immediately prior to such acquisition;

          (e) (i) Liens placed upon the Capital Stock or assets of any Subsidiary acquired to secure Indebtedness of such Borrower or any Subsidiary incurred in connection with such acquisition and (ii) Liens placed upon the assets of such Subsidiary acquired pursuant to an acquisition to secure a guarantee by such Subsidiary of any such Indebtedness of such Borrower or any Subsidiary;

          (f) Liens (i) on assets of ITC (of the same type as constitute collateral under the ITC First Mortgage Indenture on the date hereof) to secure Indebtedness of ITC under the ITC First Mortgage Indenture, (ii) on assets of METC (of the same type as constitute collateral under the METC First Mortgage Indenture on the date hereof) to secure Indebtedness of METC under the METC First Mortgage Indenture and (iii) on assets of any Subsidiary (of the same type that constitute collateral under the ITC First Mortgage Indenture and/or the METC First Mortgage Indenture on the date hereof) to secure Indebtedness of such Subsidiary under any similar mortgage bond indenture;

          (g) the replacement, extension or renewal of any Lien permitted by clauses (a) through (f) above upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

          (h) additional Liens so long as the aggregate outstanding principal amount of the obligations so secured (including the imputed principal amount of any Capitalized Lease Obligations) for the Borrowers and their Subsidiaries does not exceed $20,000,000 in the aggregate.

     9.2 LIMITATION ON FUNDAMENTAL CHANGES.

     Such Borrower will not enter into any merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

          (a) any Subsidiary of such Borrower or any other Person may be merged or consolidated (including by way of liquidation or winding up) with or into such Borrower; provided that (i) such Borrower shall be the continuing or surviving entity or, so long as after giving effect to such merger or consolidation such Person's debt rating shall be in "Category 6" or higher, as determined pursuant to the definition of "Applicable Margin", the Person formed by or surviving any such merger or consolidation (if other than such Borrower) shall be an entity organized or existing under the laws of the United States or any State thereof, (such Borrower or Person, as the case may be, being herein referred to as the "SUCCESSOR BORROWER"), (ii) such Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement pursuant to a supplement hereto in form and substance reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default with respect to such Borrower is then existing and no Default or Event of Default with respect to such Borrower would result from the consummation of such merger or consolidation, (iv) such Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Section 9.4 as such covenants are recomputed as at the last day of the most recently ended Test Period under each such Section as if such merger or consolidation had occurred on the first day of such Test Period, and (v) such Borrower shall have delivered to the Administrative Agent an officer's certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying the compliance referred to in clause (iv) above and stating that such merger or consolidation and such supplement to this Agreement comply with this Agreement and a legal opinion (in form and substance reasonably satisfactory to the Administrative Agent) with respect to this Agreement to be delivered, if any, pursuant to clause (ii) above; provided further that if the foregoing are satisfied, such Successor Borrower (if other than such Borrower) will succeed to, and be substituted for, such Borrower under this Agreement; and

          (b) such Borrower may enter into any merger or consolidation for the purpose of changing its organizational form from a corporation to a limited liability company or from a limited liability company to a corporation; provided that such change has no adverse affect on the rights of the Finance Parties.

     9.3 LIMITATION ON DIVIDENDS.

     If any Default or Event of Default with respect to such Borrower then exists or would result therefrom, such Borrower will not declare or pay any distributions (other than distributions payable solely in its Capital Stock) or return any capital to its shareholders or make any other distribution, payment or delivery of property or cash to its shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any of its Capital Stock or the Capital Stock of any direct or indirect shareholder of such Borrower now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of its Capital Stock), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any Capital Stock of such Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its Capital Stock).

     9.4 DEBT TO CAPITALIZATION RATIO.

     Such Borrower will not permit its Debt to Capitalization Ratio to be greater than 65% at any time on or after the Closing Date.

     9.5 LIMITATION ON SALE-LEASE BACK TRANSACTIONS.

     Such Borrower will not enter into any sale-leaseback transaction (a "SALE AND LEASEBACK TRANSACTION") involving any of its property or assets whether now owned or hereafter acquired, whereby such Borrower sells or otherwise transfers such property or assets and thereafter leases or subleases such property or assets or any part thereof or any other property or assets that such Borrower intends to use for substantially the same purpose or purposes as the property or assets sold or otherwise transferred unless (a) such Borrower would be entitled to incur Indebtedness secured by a Lien on such property or assets pursuant to
Section 9.1 or (b) the Attributable Value of all Sale and Leaseback Transactions entered into pursuant to this Section 9.5 does not exceed $20,000,000. A Sale and Leaseback Transaction shall not be deemed to result in the creation of a Lien..

                                   ARTICLE 10
                                EVENTS OF DEFAULT

     Each of the following specified events or occurrences described in Sections
10.1 through 10.8 with respect to a Borrower below shall constitute an "EVENT OF DEFAULT" with respect to such Borrower:

     10.1 PAYMENTS.

     Such Borrower shall (a) default in the payment when due of any principal of the Revolving Credit Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Revolving Credit Loans or any Fees or any Unpaid Drawings of any other amounts owing hereunder.

     10.2 REPRESENTATIONS, ETC.

     Any representation, warranty or statement made or deemed made by such Borrower herein or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (it being understood that, for purposes of the foregoing, the truth of the representations and warranties set forth in
Section 7.6 shall be determined without reference to the knowledge of the such Borrower).

     10.3 COVENANTS.

     Such Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(d), Section 8.11 or
Article 9, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1 or 10.2 or clause (a) of this Section 10.3) contained in this Agreement, and such default shall continue unremedied for a period of at least 30 days after the receipt of written notice by the Borrowers from the Administrative Agent or the Required Lenders.

     10.4 DEFAULT UNDER OTHER AGREEMENTS.

     (a) Such Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness, in excess of $15,000,000 in the aggregate, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or

     (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof.

     10.5 BANKRUPTCY, ETC.

     Such Borrower or any Subsidiary of such Borrower shall commence a voluntary case concerning itself under the Bankruptcy Code as now or hereafter in effect, or any successor thereto or any similar legislation in any other applicable jurisdiction (collectively, the "BANKRUPTCY CODE"); or an involuntary case is commenced against such Borrower or any Subsidiary of such Borrower and the petition or application is not contested within 10 days after commencement of the case; or an involuntary case is commenced against such Borrower or any Subsidiary of such Borrower and the petition or application is not dismissed within 45 days after commencement of the case; or a receiver, trustee, liquidator, custodian or similar official is appointed for, or takes charge of, all or substantially all of the property of such Borrower or any Subsidiary of such Borrower or such Borrower or any Subsidiary of such Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Borrower or any Subsidiary of such Borrower itself; or there is commenced against such Borrower or any Subsidiary of such Borrower any such proceeding that remains undismissed for a period of 45 days; or such Borrower or any Subsidiary of such Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or such Borrower or any Subsidiary of such Borrower makes a general assignment for the benefit of creditors, files under the Bankruptcy Act or takes a similar action under the Bankruptcy Act; or any corporate or similar action is taken by such Borrower or any Subsidiary of such Borrower for the purpose of effecting any of the foregoing; or such Borrower or any Subsidiary of such Borrower is unable to pay its debts as they fall due, or makes a general assignment for the benefit of or a composition with its creditors generally; or such Borrower or any Subsidiary of such Borrower takes any corporate or similar action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or insolvent re-organization or for the appointment of a liquidator, administrator or administrative receiver of it.

     10.6 JUDGMENTS.

     One or more judgments or decrees shall be entered against such Borrower or any of its Subsidiaries involving a liability of $15,000,000 or more in the aggregate for all such judgments and decrees for such Borrower and its Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof.

     10.7 CHANGE OF OWNERSHIP.

     A Change of Ownership shall occur with respect to Holdco or such Borrower.

     10.8 PENSION PLANS.

     Any of the following events shall occur with respect to any Pension Plan of such Borrower: (a) the institution of any steps by such Borrower or any other Person to terminate a Pension Plan of such Borrower if, as a result of such termination, such Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan in respect of such termination; or
(b) a contribution failure occurs with respect to any Pension Plan of such Borrower sufficient to give rise to a Lien under section 302(f) of ERISA, where in each case under clauses (a) or (b) such contribution, liability, obligation or Lien would reasonably be expected to have a Material Adverse Effect.

     10.9 REMEDIES.

     Upon the occurrence of any Event of Default described above, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower that has committed such Event of Default, or whose Subsidiaries have committed such Event of Default, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against such Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 10.5 shall occur with respect to such Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), and (ii) below shall occur automatically without the giving of any such notice): (i) declare such Borrower's Availability Limit to be terminated, whereupon the Revolving Credit Commitments of each Lender with respect to such Borrower shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Credit Loans to such Borrower and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower; (iii) terminate any Letter of Credit issued at the request of such Borrower that may be terminated in accordance with its terms; (iv) direct such Borrower to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 10.5 with respect to a Borrower, it will pay) to the Administrative Agent at the office of the Administrative Agent from time to time notified by the Administrative Agent to the Borrower (but initially the office set forth for the Administrative Agent in Section 12.2(a)(ii)) such additional amounts of cash, to be held as security for such Borrower's reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued at the request of such Borrower and then outstanding; and/or (iv) exercise any other remedies that may be available under this Agreement or applicable law.

     10.10 REMEDIES CUMULATIVE.

     The rights and remedies of the Administrative Agent and the Lenders under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity, and any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement herein contained shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach, and any waiver by the Administrative Agent or the Lenders of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Administrative Agent or the Lenders shall be deemed not to be a waiver of any subsequent default. In the event that the Administrative Agent or the Lenders shall have proceeded to enforce any such right, remedy or power contained herein and such proceedings shall have been discontinued or abandoned for any reason, by written agreement between the Lenders and the Borrowers, then in each such event the Borrowers and the Lenders shall be restored to their former positions and the rights, remedies and powers of the Lenders shall continue as if no such proceedings had been taken.

                                   ARTICLE 11
                            THE ADMINISTRATIVE AGENT

          Each of the Lenders and the Letter of Credit Issuer hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.1) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrowers or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Letter of Credit Issuer and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrowers (not to be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may,


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

on behalf of the Lenders and the Letter of Credit Issuer, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 12.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

          Notwithstanding anything herein to the contrary the Sole Bookrunner, the Sole Lead Arranger and the Co-Syndication Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in its capacity, if any, as a Lender.

                                   ARTICLE 12
                                  MISCELLANEOUS

     12.1 AMENDMENTS AND WAIVERS.

     Neither this Agreement, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 12.1. The Required Lenders may from time to time (a) enter into with the Borrowers and Administrative Agent, as applicable, written amendments, supplements or modifications hereto for the purpose of adding or amending any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder, (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of, or extend or waive the final scheduled maturity date of, any Revolving Credit Loan, or reduce the stated rate of, forgive any portion of or extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates) or extend the final expiration date of any Lender's Revolving Credit Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date or increase the amount of any of the Revolving Credit

Commitments of any Lender or amend Section 3.2, in each case without the written consent of each Lender whose Revolving Credit Loan, interest, fee or Revolving Credit Commitment is changed as set forth above thereby, or (ii) amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definitions of the terms "Required Lenders" or consent to the assignment or transfer by either Borrower of its rights and obligations under this Agreement (except as permitted pursuant to Section 8.1), in each case without the written consent of each Lender, or (iii) amend, modify or waive any provision of Article 11 without the written consent of the then-current Administrative Agent, or (iv) amend, modify or waive any provision of Section
3.2 or Section 12.6(a)(ii) (to the extent it relates to the Letter of Credit Issuer) without the written consent of the Letter of Credit Issuer, or (v) amend
Section 6.2(a) to the extent that it relates to payments for the ratable account of Lenders without the written consent of each Lender directly and adversely affected thereby, in each case without the written consent of all the Lenders except as otherwise specifically provided in this Section 12.1 and provided further that at any time that no Default or Event of Default has occurred and is continuing, the Revolving Credit Commitment of any Lender may be increased for any purpose permitted hereunder, with the consent of such Lender, the Borrowers and the Administrative Agent (which consent, in the case of the Administrative Agent, shall not be unreasonably withheld) and without the consent of the Required Lenders, as provided for in this Section 12.1.

     Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Revolving Credit Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

     12.2 NOTICES.

     (a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received and, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter, in each case addressed as follows in the case of each Borrower, the Administrative Agent and as set forth on Schedule I in the case of each Lender (or as set forth in the Assignment and Acceptance or New Lender Supplement of any Lender which is an Assignee) or to such other address as may be hereafter notified by the respective parties hereto:

          (i) The Borrowers:


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

               International Transmission Company
               39500 Orchard Hill Place,
               Suite 200
               Novi, MI 48375

               Attention: Edward Rahill
               Facsimile No.: (248) 374-7129

               Michigan Electric Transmission Company, LLC
               39500 Orchard Hill Place,
               Suite 200
               Novi, MI 48375

               Attention: Edward Rahill
               Facsimile No.: (248) 374-7129

               The Administrative Agent:

               JPMorgan Chase Bank, N.A.
               Loan Operations
               10 South Dearborn, 7th Floor
               Chicago, IL 60603
               Attention: Nanette Wilson
               Facsimile No.: (312) 385-7096

               with copy to (except in the case of notices relating to borrowings, continuations, conversions and letters of credit):

               JPMorgan Chase Bank, N.A.
               227 W. Monroe Street, 28th Floor
               Mail Code IL1-0530
               Chicago, IL 60606-5055
               Attention: Nancy R. Barwig
                          Vice President, Mid-Corporate Power Credit
               Facsimile No.: (312) 541-3376

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.10, 4.2 and 5.1 shall not be effective until received.

     (b) ELECTRONIC COMMUNICATIONS. The Borrowers agree that the Administrative Agent may make communications available to the Lenders by posting such communications on Intralinks or a substantially similar electronic transmission system (the "Platform"). THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE". THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND


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

EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE "AGENT PARTIES") HAVE ANY LIABILITY TO THE BORROWERS, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS' OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

     12.3 NO WAIVER; CUMULATIVE REMEDIES.

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     12.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Revolving Credit Loans hereunder.

     12.5 PAYMENT OF EXPENSES AND TAXES.

     The Borrowers agree (a) to pay or reimburse the Arranger and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the syndication of the Revolving Credit Commitments), including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under, or "workout" or restructuring of, this Agreement and any such other


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

documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, defend and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, defend and hold harmless each Lender, the Arranger and the Administrative Agent and their respective directors, officers, employees, trustee, agents and Affiliates (collectively, the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable and documented fees, disbursements and other charges of counsel incurred in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or potential party thereto, and any fees or expenses incurred by any Indemnitee in enforcing this indemnity), whether direct, indirect or consequential, whether based on strict liability or negligence, and whether based on any federal, provincial or foreign laws, statutes, rules, regulations or guidelines (including Environmental Laws), common law, equity, contract or otherwise that may be imposed on, incurred by or asserted against any Indemnitee, in any manner arising out of or relating to (i) this Agreement and any other agreements or documents contemplated hereby or thereby, the other transactions contemplated hereby (including the execution, delivery, enforcement, performance and administration of this Agreement and the breach by either Borrower of, or default by either Borrower under, any of the provisions of this Agreement, (ii) the violation of, non-compliance with or liability under, any Environmental Law applicable to the operations of either Borrower or any of its Subsidiaries or applicable to any of the Real Estate, or
(iii) any Environmental Claim or any Hazardous Materials relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, possession or control, or practice of, either Borrower or any of its Subsidiaries from time to time (all the foregoing in this clause (d), collectively, the "INDEMNIFIED LIABILITIES"); provided that neither Borrower shall have an obligation hereunder to any Indemnitee with respect to indemnified liabilities arising from the gross negligence or wilful misconduct of such Indemnitee as determined by a final judgment of a court of competent jurisdiction and provided further that neither Borrower shall have an obligation hereunder to any Indemnitee with respect to claims to the extent relating to disputes among the Lenders, any of the Arranger and/or the Administrative Agent. The agreements in this Section 12.5 shall survive repayment of the Revolving Credit Loans and all other amounts payable hereunder.

     Each of the Lenders, the Arranger and the Administrative Agent agree that any and all of their respective rights under this Agreement and any other agreements contemplated hereby and thereby, including recourse for any obligation or claim for any indemnification thereunder, is limited to recourse to each Borrower and its assets as contemplated hereby, and none of the direct or indirect limited partners, partners, shareholders, members of either Borrower or any of their respective employees, directors or officers shall have any obligations or liability, or be subject to any recourse, in respect of any such obligations or claims hereunder or thereunder.


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

     12.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS.

          (a) ASSIGNMENTS GENERALLY. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph
(c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) ASSIGNMENTS BY LENDERS.

          (i) Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to
it) with the prior written consent (such consent not to be unreasonably withheld) of:

          (A) the Borrowers, provided that no consent of the Borrowers shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

          (B) the Administrative Agent; and

          (C) the Letter of Credit Issuer.

          (ii) Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Revolving Credit Commitment or Revolving Credit Loans, the amount of the Revolving Credit Commitment or Revolving Credit Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent, provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;


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

          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

          (iii) Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv) Maintenance of Register. The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans and Unpaid Drawings owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and each Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(b), 3.3 or 3.4, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment


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

shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c) PARTICIPATIONS.

          (i) Participations Generally. Any Lender may, without the consent of either Borrower, the Administrative Agent or the Letter of Credit Issuer, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Revolving Credit Loans owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the third sentence of Section
12.1 that affects such Participant. Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8 as though it were a Lender.

          (ii) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.10 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower's prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of
Section 5.3 unless such Participant complies with Section 5.3(c).

          (d) CERTAIN PLEDGES. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     12.7 REPLACEMENTS OF LENDERS UNDER CERTAIN CIRCUMSTANCES.

     (a) The Borrowers shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.3, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such

Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) the replacement bank or institution shall purchase, at par, all Revolving Credit Loans and other amounts (other than any disputed amount) pursuant to
Section 2.10, 2.11 or 5.3, as the case may be, owing to such replaced Lender prior to the date of replacement or as a result of such replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender.

     (b) In the event that S&P or Moody's shall, after the date that any Lender with a Revolving Credit Commitment becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB- or Baa3 respectively, then the Borrowers shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Assignee in accordance with and subject to the restrictions contained in Section 12.6, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 12.6) all its interests, rights and obligations in respect of its Revolving Credit Commitment under this Agreement to such Assignee; provided that (i) no such assignment shall conflict with any law, regulation or order of any governmental authority and (ii) such Assignee shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Revolving Credit Loans made by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

     12.8 ADJUSTMENTS; SET-OFF.

     (a) Upon termination of the Total Revolving Credit Commitment and each Lender's Revolving Credit Commitment, the Administrative Agent shall calculate each Lender's Revolving Credit Commitment Percentage based on such Lender's Revolving Credit Exposure at such time. If any Lender's Revolving Credit Commitment Percentage calculated on such basis is greater than the ratio of such Lender's Revolving Credit Commitment to the Total Revolving Credit Commitment (such Lender, a "SELLING LENDER"), then each of the other Lenders Revolving Credit Commitment Percentage calculated on the basis of Revolving Credit Exposure is less than such other Lender's Revolving Credit Commitment Percentage calculated on the basis of its Revolving Credit Commitment (each such other Lender, a "PURCHASING LENDER") shall purchase for cash from the Selling Lender, without recourse or representation or warranty (other than as to ownership and no Liens or claims by any Person), an interest in the Revolving Credit Exposure of the Selling Lender at par in such amount as would result in a pro rata participation (based on Revolving Credit Commitments) by each Lender, in the aggregate Revolving Credit Exposure of all the Lenders. The Administrative Agent, upon consultation with the applicable Lenders, shall have the power to settle any documentation required to evidence any such purchase and, if deemed advisable by the Administrative Agent, to execute


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

any document as attorney for any Lender in order to complete any such purchase. Each Borrower acknowledges that the foregoing arrangements are to be settled by the Lenders among themselves, and each Borrower expressly consents to the foregoing arrangements among the Lenders. The Administrative Agent shall recalculate each Lender's Revolving Credit Commitment Percentage from time to time after termination of the Total Revolving Credit Commitment and each Lender's Revolving Credit Commitment on the basis hereinbefore provided and the Lenders shall adjust their respective Revolving Credit Commitment Percentages from time to time in accordance with this Section 12.8(a) as may be required.

     (b) After the occurrence and during the continuance of an Event of Default with respect to a Borrower, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to such Borrower, any such notice being expressly waived by both Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by such Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the such Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     (c) If any Finance Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Event (other than pursuant to the terms of Section 2.10, 2.11 or 5.3) in excess of its pro rata share of payments obtained by all Finance Parties, such Finance Party shall purchase from the other Finance Parties such participations in Credit Events made by them as shall be necessary to cause such purchasing Finance Party to share the excess payment or other recovery ratably (to the extent such other Finance Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Finance Party, the purchase shall be rescinded and each Finance Party which has sold a participation to the purchasing Finance Party shall repay to the purchasing Finance Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Finance Party's ratable share (according to the proportion of (a) the amount of such selling Finance Party's required repayment to the purchasing Finance Party to (b) total amount so recovered from the purchasing Finance Party) of any interest or other amount paid or payable by the purchasing Finance Party in respect of the total amount so recovered. Each Borrower agrees that any Finance Party purchasing a participation from another Finance Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to clause (b) above) with respect to such participation as fully as if such Finance Party were the direct creditor of such Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Finance Party receives a secured claim in lieu of a setoff to which this Section applies, such Finance Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

     12.9 MARSHALLING; PAYMENTS SET ASIDE.

     Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of a Borrower or any other party or against or in payment of any or all of a Borrower's obligations hereunder. To the extent that a Borrower makes a payment or payments to the Administrative Agent, any Letter of Credit Issuer or Lenders (or to the Administrative Agent for the benefit of Lenders), or the Administrative Agent, any Letter of Credit Issuer or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other provincial, state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

     12.10 COUNTERPARTS.

     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Administrative Agent.

     12.11 SEVERABILITY.

     Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     12.12 INTEGRATION.

     This Agreement represents the agreement of each Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

     12.13 GOVERNING LAW.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES APPLICABLE THEREIN (EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE WHICH MIGHT REFER SUCH CONSTRUCTION TO THE LAWS OF ANOTHER JURISDICTION).

     12.14 SUBMISSION TO JURISDICTION; WAIVERS.

     Each Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected in accordance with the local rules of civil procedure or by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its location set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.14 any special, exemplary, punitive or consequential damages.

     12.15 ACKNOWLEDGEMENTS.

     Each Borrower hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

          (b) neither the Administrative Agent nor any Lender (in any capacity) has any fiduciary relationship with or duty to it arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

          (c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among either Borrower and the Lenders.

     12.16 WAIVERS OF JURY TRIAL.

     EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN

ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

     12.17 CONFIDENTIALITY.

     The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of a Borrower in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement ("CONFIDENTIAL INFORMATION"), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any Governmental Authority, representatives thereof or any nationally recognized rating agency that requires access to information about such Lender's investment portfolio in connection with ratings issued with respect to such Lender or pursuant to legal process or to such Lender's or the Administrative Agent's lawyers, professional advisors or independent auditors or Affiliates; provided that, unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the relevant Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition or regulatory compliance of such Lender by such Governmental Authority or in connection with ratings by such rating agency with respect to such Lender) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by a Borrower or any Subsidiary of a Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Revolving Credit Loans made hereunder any of the Confidential Information unless such Person shall have previously executed a Confidentiality Agreement substantially in the form prescribed from time to time by the Loan Sales and Trading Association.

     12.18 TREATMENT OF REVOLVING CREDIT LOANS.

     (a) Neither Borrower intends to treat the Revolving Credit Loans and related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event a Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

     (b) Each Borrower acknowledges that the Administrative Agent and one or more of the Lenders may treat its Revolving Credit Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                                        INTERNATIONAL TRANSMISSION COMPANY,
                                        as the Borrower


                                        By: /s/ Edward M. Rahill
                                            ------------------------------------
                                        Name: Edward M. Rahill
                                        Title: Senior Vice President - Finance
                                               and Chief Financial Officer


                                        MICHIGAN ELECTRIC TRANSMISSION
                                        COMPANY, LLC,
                                        as the Borrower

                                        Michigan Transco Holdings, Limited
                                        Partnership, as Sole Member

                                        By: METC GP Holdings II, LLC, its
                                            general partner

                                        By: METC GP Holdings, Inc., its
                                            sole member


                                        By: /s/ Edward M. Rahill
                                            ------------------------------------
                                        Name: Edward M. Rahill
                                        Title: Senior Vice President - Finance
                                               and Chief Financial Officer


                                        JPMORGAN CHASE BANK, N.A.,
                                        as the Administrative Agent and Lender


                                        By: /s/ Nancy R. Barwig
                                            ------------------------------------
                                        Name: Nancy R. Barwig
                                        Title: Vice President

                  [Signature page to ITC/METC Credit Agreement]

                                        LEHMAN BROTHERS BANK, FSB,
                                        as Lender


                                        By: /s/ Janine M. Shugan
                                            ------------------------------------
                                        Name: Janine M. Shugan
                                        Title: Authorized Signatory

                  [Signature page to ITC/METC Credit Agreement]

                                        CREDIT SUISSE,
                                        CAYMAN ISLANDS BRANCH,
                                        as Lender


                                        By: /s/ Sarah Wu
                                            ------------------------------------
                                        Name: Sarah Wu
                                        Title: Director


                                        By: /s/ Alain Schmid
                                            ------------------------------------
                                        Name: Alain Schmid
                                        Title: Assistant Vice President

                  [Signature page to ITC/METC Credit Agreement]

                                        THE BANK OF NEW YORK,
                                        as Lender


                                        By: /s/ Richard Fronapfel, Jr.
                                            ------------------------------------
                                        Name: Richard Fronapfel, Jr.
                                        Title: VP

                  [Signature page to ITC/METC Credit Agreement]

                                        COMERICA BANK,
                                        as Lender


                                        By: /s/ Blake W. Arnett
                                            ------------------------------------
                                        Name: Blake W. Arnett
                                        Title: Assistant Vice President

               [Signature page to ITC Holdings Credit Agreement]

                                        BANK OF AMERICA, N.A.,
                                        as Lender


                                        By: /s/ Patrick N. Martin
                                            ------------------------------------
                                        Name: Patrick N. Martin
                                        Title: Vice President

                  [Signature page to ITC/METC Credit Agreement]

                                        MORGAN STANLEY BANK,
                                        as Lender


                                        By: /s/ Daniel Twengs
                                            ------------------------------------
                                        Name: Daniel Twengs
                                        Title: Authorized Signatory
                                               Morgan Stanley Bank

                  [Signature page to ITC/METC Credit Agreement]

                                   SCHEDULE I
                                   COMMITMENTS

                                                                     REVOLVING      REVOLVING CREDIT
                                                                       CREDIT          COMMITMENT
LENDER                              ADDRESS FOR NOTICES              COMMITMENT        PERCENTAGE
------                      -----------------------------------   ---------------   ----------------
JPMorgan Chase Bank, N.A.   JPMorgan Chase Bank, N.A.             $ 25,886,792.45        18.49%
                            Loan Operations
                            10 South Dearborn, 7th Floor
                            Chicago, IL 60603
                            Attention: Nanette Wilson
                            Facsimile No.: (312) 385-7096

                            with copy to (except in the case of
                            notices relating to borrowings,
                            continuations, conversions and
                            letters of credit):

                            JPMorgan Chase Bank, N.A.
                            227 W. Monroe Street, 28th Floor
                            Mail Code IL1-0530
                            Chicago, IL 60606-5055
                            Attention: Nancy R. Barwig
                                       Vice President, Mid-
                                       Corporate Power Credit
                            Facsimile No.: (312) 541-3376

Comerica Bank               Comerica                              $ 22,188,679.25        15.85%
                            500 Woodward Avenue, 9th Floor,
                            Detroit MI 48226
                            Attention: Stacie McVeigh
                            Facsimile No.: (313) 222-951

Credit Suisse, Cayman       Credit Suisse, Cayman Islands         $ 22,188,679.25        15.85%
Islands Branch              Branch
                            Eleven Madison Avenue
                            New York NY 10010
                            Attention: Loan Closers
                            Facsimile No.: (212) 538-9120

Lehman Brothers Bank, FSB   Lehman Brothers                       $ 22,188,679.25        15.85%
                            Deal Closing & Servicing
                            Department
                            745 7th Avenue, 16th Floor,
                            New York NY 10019
                            Attention: Theresa Siu
                            Facsimile No.: (212) 220-9606

Bank of America, N.A.       Bank of America, N.A.                 $ 15,849,056.60        11.32%
                            901 Main Street
                            Dallas TX 75202-3714
                            Attention: Jacqueline Archuleta
                            Facsimile No.: (214) 290-8372

The Bank of New York        The Bank of New York                  $ 15,849,056.60        11.32%
                            One Wall Street, 19th Floor,
                            New York NY 10286
                            Attention: Lisa Williams
                            Facsimile No.: (212) 635 7552

Morgan Stanley Bank         Morgan Stanley Bank                   $ 15,849,056.60        11.32%
                            2500 Lake Blvd, Suite 300 C
                            West Valley City, Utah 84120
                            Attention: Lisa Malone/Kelly
                            Aliperti
                            Facsimile No.: (718) 233-2132
                               Total amount                       $140,000,000.00          100%

                                   SCHEDULE II
                              ENVIRONMENTAL MATTERS

                                      NONE

                                  SCHEDULE III
                           PENSION AND WELFARE MATTERS

                                      NONE

                                  SCHEDULE IV
                       OUTSTANDING LIENS ON CLOSING DATE

                                      NONE